                                                                    Exhibit 2(a)

        THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

WHEN CONSIDERING WHAT ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN FINANCIAL ADVICE IMMEDIATELY FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER DULY AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

IF YOU HAVE SOLD OR TRANSFERRED ALL YOUR SHARES IN LILLIPUT, PLEASE FORWARD THIS DOCUMENT AND THE ACCOMPANYING FORM OF ACCEPTANCE AT ONCE TO THE PURCHASER OR TRANSFEREE OR TO THE STOCKBROKER, BANK OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED, FOR TRANSMISSION TO THE PURCHASER OR TRANSFEREE. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO THE UNITED STATES OR CANADA.

- --------------------------------------------------------------------------------

                             RECOMMENDED CASH OFFER

                                       BY

                          GOLDMAN SACHS INTERNATIONAL

                                  ON BEHALF OF

                                  STANHOME PLC

                                A SUBSIDIARY OF

                                 STANHOME INC.

                                      FOR

                               LILLIPUT GROUP PLC

- --------------------------------------------------------------------------------
A LETTER FROM THE CHAIRMAN & CHIEF EXECUTIVE OF LILLIPUT CONTAINING THE RECOMMENDATION OF THE DIRECTORS OF LILLIPUT IS SET OUT ON PAGES 5 TO 7. ACCEPTANCES SHOULD BE DESPATCHED AS SOON AS POSSIBLE, AND IN ANY EVENT SO AS TO
BE RECEIVED NOT LATER THAN 3.00 P.M. ON 30TH SEPTEMBER, 1994. THE PROCEDURE FOR ACCEPTANCE IS SET OUT IN SECTION 11 OF THE LETTER FROM GOLDMAN SACHS ON PAGES
11 AND 12.

GOLDMAN SACHS IS ACTING FOR STANHOME INC. AND STANHOME AND FOR NO ONE ELSE IN CONNECTION WITH THE OFFER AND WILL NOT BE RESPONSIBLE TO ANYONE OTHER THAN STANHOME INC. AND STANHOME FOR THE PROTECTIONS PROVIDED TO CUSTOMERS OF GOLDMAN SACHS OR FOR GIVING ADVICE IN RELATION TO THE OFFER.

NATWEST MARKETS IS ACTING FOR LILLIPUT AND NO ONE ELSE IN CONNECTION WITH THE OFFER AND WILL NOT BE RESPONSIBLE TO ANYONE OTHER THAN LILLIPUT FOR THE PROTECTIONS PROVIDED TO CUSTOMERS OF NATWEST MARKETS OR FOR GIVING ADVICE IN RELATION TO THE OFFER.

THE OFFER REFERRED TO IN THIS DOCUMENT IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN, AND THIS DOCUMENT IS NOT BEING, AND MUST NOT BE, MAILED OR OTHERWISE DISTRIBUTED OR SENT, IN WHOLE OR IN PART, IN OR INTO, THE UNITED STATES OR CANADA. ALL LILLIPUT SHAREHOLDERS (INCLUDING NOMINEES, TRUSTEES OR CUSTODIANS) WHO WOULD, OR OTHERWISE INTEND TO, FORWARD THIS DOCUMENT AND THE ACCOMPANYING FORM OF ACCEPTANCE SHOULD READ THE FURTHER DETAILS IN THIS REGARD WHICH ARE CONTAINED IN PARAGRAPH 6 OF PART B OF APPENDIX I TO THIS DOCUMENT BEFORE TAKING ANY ACTION.

- --------------------------------------------------------------------------------

                                  DEFINITIONS

In this document and the accompanying Form of Acceptance the following definitions apply, unless the context requires otherwise:

"Canada" Canada, its territories, provinces and all areas subject to its jurisdiction or any political sub-division thereof

"Code"                       the City Code on Takeovers and Mergers

"Company"                    Stanhome Inc.

"dollars" or "$"             US dollars

"Form of Acceptance"         the form of acceptance to be used in connection
                             with the Offer

"Goldman Sachs"              Goldman Sachs International

"Lilliput"                   Lilliput Group plc

"Lilliput Group"             Lilliput and its subsidiaries

"Lilliput Shareholders"      holders of Lilliput Shares

"Lilliput Share Option       the Lilliput Group plc Executive Share Option
Schemes"                     Scheme and the Lilliput Group plc Savings Related
                             Share Option Scheme

"Lilliput Shares" or         existing issued and fully-paid ordinary shares of
"Shares"                     5 pence each in Lilliput and any further such
                             shares which are allotted or issued after the date hereof pursuant to the Lilliput Share Option
                             Schemes or otherwise, while the Offer remains open for acceptance or up to such earlier date as Stanhome may decide

"NatWest Markets"            NatWest Markets Corporate Finance Limited

"Offer" the recommended offer by Goldman Sachs on behalf of Stanhome contained in this document to acquire all the Lilliput Shares not already owned by the Stanhome Group

"Panel"                      the Panel on Takeovers and Mergers

"Receiving Agent" or "The    The Royal Bank of Scotland plc, Registrar's
Royal Bank of Scotland       Department, New Issues Section, P.O. Box 859,
plc"                         Consort House, East Street, Bedminster, Bristol,
                             BS99 1XZ

"Registrars of Lilliput"     The Royal Bank of Scotland plc, Securities
                             Services--Registrars, Owen House, 8 Bankhead
                             Crossway North, Edinburgh, EH11 4BR

"Stanhome"                   Stanhome plc

"Stanhome Group"             Stanhome Inc. and its subsidiaries

"Stock Exchange"             The International Stock Exchange of the United
                             Kingdom and the Republic of Ireland Limited

"United States" or "US"
                             the United States of America (including the
                             States thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

                                    CONTENTS

                                                                            PAGE
LETTER FROM G. WILLIAM SEAWRIGHT, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
 STANHOME INC. ...........................................................    4

LETTER FROM J A RUSSELL, CHAIRMAN & CHIEF EXECUTIVE OF LILLIPUT...........    5

LETTER FROM GOLDMAN SACHS

 1.  Introduction.........................................................    8

 2.  The Offer............................................................    8

 3.  Terms and Conditions.................................................    9

 4.  Financial effects of acceptance......................................    9

 5.  UK taxation..........................................................   10

 6.  Information regarding Stanhome Inc. .................................   10

 7.  Information regarding Stanhome.......................................   10

 8.  Information regarding Lilliput.......................................   10

 9.  Reasons for the Offer................................................   11

10.  Management and employees.............................................   11

11.  Procedure for acceptance.............................................   11

12.  Settlement...........................................................   12

13.  Further information..................................................   12



APPENDICES

I.   Conditions and Further Terms of the Offer............................   13

II.  Financial and Other Information on Stanhome Inc. ....................   21

III. Financial and Other Information on Stanhome..........................   34

IV.  Financial and Other Information on Lilliput..........................   35

V.   Additional Information...............................................   50


                [LETTERHEAD OF G. WILLIAM SEAWRIGHT, PRESIDENT
                    AND CEO, OF STANHOME INC. APPEARS HERE]


                                                             9th September, 1994

To Lilliput Shareholders and, for information only, to participants in the Lilliput Share Option Schemes

Dear Sir or Madam,

                      RECOMMENDED CASH OFFER FOR LILLIPUT

I am delighted that the Boards of Stanhome Inc. and Lilliput were able to announce an agreed offer for Lilliput on 1st September, 1994. Stanhome Inc. has been developing its interests in the United Kingdom for some time and believes that the acquisition will be beneficial to both groups.

The reasons for the Offer are explained in detail in the accompanying letters from your Chairman & Chief Executive, John Russell, and from Goldman Sachs, but I would like to emphasise the following points:

. The two groups' activities are highly complementary. Lilliput's strength in distribution and brand name is here in the United Kingdom, whereas that of Stanhome's giftware operations is concentrated in the Americas.

. Each group will obtain better access to the other's markets, at little incremental cost.

. Lilliput will benefit from Stanhome Inc.'s financial resources.

. Lilliput's senior management will be involved in developing Stanhome Inc.'s
  European giftware and collectibles group.

The combination of Lilliput and Enesco will create one of the largest giftware and collectibles groups in Europe.

I look forward to welcoming Lilliput's management and employees to the Stanhome Group.

Yours faithfully
for the Board of Stanhome Inc.

[SIGNATURE OF G. WILLIAM SEAWRIGHT APPEARS HERE]

G. William Seawright
President and Chief Executive Officer
333 Western Ave., Westfield, MA 01085, Telephone 413-562-3631, Fax 413-568-2820

                   [LOGO OF LILLIPUT GROUP PLC APPEARS HERE]

Directors:                                                    Registered Office:
John A Russell (Chairman & Chief Executive)                   Skirsgill
Andrew R Dunning                                              Penrith
Robert E Freestone                                            Cumbria
Jane M Hill                                                   CA11 0DP
David J Tate
Paul G Thomas
Peter J Folkman*
Anthony J J Simonds-Gooding*

*Non-Executive

                                                             9th September, 1994

To Lilliput Shareholders and, for information only, to participants in the Lilliput Share Option Schemes

Dear Sir or Madam,

                      RECOMMENDED CASH OFFER FROM STANHOME

On 1st September, 1994, it was announced that your Board and the Board of Stanhome Inc. had reached agreement on the terms of a recommended cash offer to be made by Goldman Sachs on behalf of Stanhome to acquire the whole of the issued and to be issued share capital of Lilliput. I am now writing to you to explain the reasons for and benefits of the Offer and why your Directors recommend you to accept it. Details of the Offer are set out in the accompanying letter from Goldman Sachs.

REASONS FOR AND BENEFITS OF THE OFFER

The Board of Lilliput believes that there are substantial benefits that can be derived from the acquisition of Lilliput by Stanhome Inc., one of the world's leading distributors of giftware and collectibles. Although your Directors are confident that Lilliput would continue to trade successfully as an independent company, they firmly believe that the future prospects of Lilliput will be greatly enhanced as part of the enlarged Stanhome Group. In particular, they believe that Lilliput will be able to grow more rapidly as part of the enlarged Stanhome Group than as an independent company. Stanhome has assured the Directors that Lilliput will retain its identity and will continue to be run from its head office in Penrith.

There is a strong complementary fit between the products sold by Stanhome Inc.'s Enesco Giftware Group and Lilliput's product range and, following the Offer being successfully completed, Lilliput will be involved in the marketing and distribution of Enesco's products in Europe.

The combination of the proven management, manufacturing and marketing skills of Lilliput and those of the Enesco Giftware Group, together with the financial resources of the Stanhome Group, should result in a business that is well positioned to compete successfully both in the US and continental Europe. The acquisition of Lilliput should enhance the Stanhome Group's presence in the US collectibles market and accelerate its expansion into the European market.

INTERIM RESULTS OF LILLIPUT FOR THE SIX MONTHS ENDED 30TH JUNE, 1994

Lilliput's unaudited interim results for the six months ended 30th June, 1994 were announced on 1st September, 1994 and showed an increase in profit before taxation to (Pounds)1.13 million from (Pounds)1.08 million on sales of (Pounds)7.50 million, up by 6 per cent. compared with the same period last year. As at 30th June, 1994, shareholders' funds stood at (Pounds)5.06 million (1993: (Pounds)2.77 million).

Lilliput's profit before taxation was (Pounds)3.1 million for the year ended 31st December, 1993 on turnover of (Pounds)16.5 million. Further financial information on Lilliput, including the unaudited interim results for the six months ended 30th June, 1994, is set out in Appendix IV to this document.

THE OFFER

You will find set out on pages 8 to 12 a letter from Goldman Sachs, containing the Offer on behalf of Stanhome to acquire your shares on the basis of 160p in cash for each Lilliput Share. In addition, Lilliput Shareholders on the register at the close of business on 29th September, 1994 will be entitled to receive and retain the interim dividend in respect of the year ending 31st December, 1994 of 1.65p (net) per share declared on 1st September, 1994. Acceptance of the Offer will not prevent Lilliput Shareholders from receiving and retaining this interim dividend.

The Offer values the fully diluted share capital of Lilliput at approximately (Pounds)38.2 million and the Offer price of 160p per share represents a premium of approximately 74 per cent. to the closing middle market quotation of 92p per Lilliput Share on 31st August, 1994 (the day prior to the announcement of the Offer).

If the Offer is declared or becomes unconditional in all respects, Stanhome intends to offer a cash cancellation proposal, in due course, to those optionholders who have not exercised their options during the Offer Period. Under such proposal, optionholders will be offered the difference between the exercise price of the option and the Offer price of 160p in cash, for each option. In the case of the Lilliput Group plc Savings Related Share Option Scheme, the cash cancellation proposal will be limited to the number of Lilliput Shares that can be purchased with the repayment under the related savings contract at the date of the proposal.

The conditions and further terms of the Offer are set out in Appendix I to this document.

Details of the financial effects on Lilliput Shareholders of accepting the Offer are shown on page 9 of this document.

MANAGEMENT AND EMPLOYEES

All of the Lilliput executive Directors will remain as Directors of Lilliput.

Stanhome Inc. has given assurances to your Board that the existing employment rights of all the Lilliput Group's management and employees, including pension rights, will be fully safeguarded. Your Board believes that the career opportunities of Lilliput Group employees will be enhanced within the enlarged Stanhome Group.

ACTION TO BE TAKEN

Your attention is drawn to pages 11 and 12 of this document in which is set out the procedure for acceptance of the Offer.

FURTHER INFORMATION

Your attention is drawn to the further information contained in Appendices II to V to this document.

TAXATION

Your attention is drawn to section 5 of the letter from Goldman Sachs, headed "UK taxation", on page 10 of this document. If you are in any doubt as to your own tax position, you should consult your independent professional adviser immediately.

RECOMMENDATION

YOUR BOARD, WHICH HAS BEEN SO ADVISED BY NATWEST MARKETS, CONSIDERS THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE AND IN THE BEST INTEREST OF LILLIPUT SHAREHOLDERS. ACCORDINGLY, YOUR DIRECTORS UNANIMOUSLY RECOMMEND YOU TO ACCEPT THE OFFER. THE DIRECTORS AND THEIR WIVES HAVE IRREVOCABLY UNDERTAKEN TO ACCEPT THE OFFER IN RESPECT OF THEIR BENEFICIAL SHAREHOLDINGS AMOUNTING TO 4,981,039 LILLIPUT SHARES, REPRESENTING 21.4 PER CENT. OF THE CURRENT ISSUED SHARE CAPITAL OF LILLIPUT.

Funds managed by North of England Ventures and Lazard Ventures, have irrevocably undertaken to accept the Offer in respect of a further 5,356,176 Lilliput Shares, representing 23.0 per cent. of the current issued share capital of Lilliput.

Since the announcement of the Offer, Stanhome has purchased 3,145,331 Lilliput Shares in the market. Consequently, Stanhome either owns or has received irrevocable undertakings to accept the Offer in respect of a total of 13,482,546 Lilliput Shares, representing 57.9 per cent. of the current issued share capital of Lilliput.

Yours faithfully,

[SIGNATURE OF JOHN A RUSSELL APPEARS HERE]

J A Russell
Chairman & Chief Executive




                       Registered in England No. 2137296

- --------------------------------------------------------------------------------

Goldman Sachs International, Peterborough Court, 133 Fleet Street, London EC4A 2BB, England
Tel: 071-774 1000, Telex: 94015777, Cable: GOLDSACHS LONDON
Member of The Securities and Futures Authority


                                            [LOGO OF GOLDMAN SACHS APPEARS HERE]

- --------------------------------------------------------------------------------


                                                             9th September, 1994

To Lilliput Shareholders and, for information only, to participants in the Lilliput Share Option Schemes

Dear Sir or Madam,

                       RECOMMENDED CASH OFFER ON BEHALF OF STANHOME FOR LILLIPUT

1. INTRODUCTION
                   It was announced on 1st September, 1994 that the Boards of Stanhome Inc. and Lilliput had reached agreement on the terms of a recommended cash offer to be made by Goldman Sachs on behalf of Stanhome, a wholly-owned subsidiary of Stanhome Inc., to acquire the whole of the issued and to be issued share capital of Lilliput.

                   This document contains the formal Offer. The Form of Acceptance to be used in connection with the Offer is enclosed.

                   The Directors of Lilliput and their wives and funds managed by North of England Ventures and Lazard Ventures have irrevocably undertaken to accept the Offer in respect of their holdings of Lilliput Shares, representing in aggregate 10,337,215 shares or 44.4 per cent. of Lilliput's current issued share capital. In addition, Stanhome currently owns 3,145,331 Lilliput Shares representing 13.5 per cent. of Lilliput's current issued share capital.

                   YOUR ATTENTION IS DRAWN TO THE LETTER FROM YOUR CHAIRMAN & CHIEF EXECUTIVE, JOHN RUSSELL, SET OUT ON PAGES 5 TO 7 OF THIS DOCUMENT, FROM WHICH YOU WILL SEE THAT YOUR BOARD, WHICH HAS BEEN SO ADVISED BY NATWEST MARKETS, CONSIDERS THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE AND THAT YOUR DIRECTORS UNANIMOUSLY RECOMMEND YOU TO ACCEPT THE OFFER, AS THEY HAVE IRREVOCABLY UNDERTAKEN SO TO DO IN RESPECT OF THEIR OWN BENEFICIAL HOLDINGS.

                   INSTRUCTIONS ON HOW TO ACCEPT THE OFFER ARE SET OUT IN
                   SECTION 11 OF THIS LETTER, "PROCEDURE FOR ACCEPTANCE", ON PAGES 11 AND 12.

2. THE OFFER       On behalf of Stanhome, we hereby offer to acquire, on the
                   terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all the Lilliput
                   Shares, not already owned by the Stanhome Group, on the following basis:


                        FOR EACH LILLIPUT SHARE              160p IN CASH

                The Offer values the fully-diluted share capital of Lilliput at approximately (Pounds)38.2 million and the Offer price of 160p per Lilliput Share represents a premium of approximately 74 per cent. to the closing middle market quotation of 92p per Lilliput Share on 31st August, 1994 (the day prior to the announcement of the Offer).

                ACCEPTANCES OF THE OFFER SHOULD BE DESPATCHED AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED BY 3.00 P.M. ON 30TH SEPTEMBER, 1994.

3. TERMS AND    The Lilliput Shares which are the subject of the Offer will be
   CONDITIONS   acquired by Stanhome free from all liens, charges, equitable interests and encumbrances and together with all rights now or hereafter attaching thereto, including the right to receive all dividends and other distributions declared, made or paid after 1st September, 1994, save that Lilliput Shareholders will retain the right to receive the interim dividend of 1.65p
                (net) per Lilliput Share declared on 1st September, 1994.

                The conditions and further terms of the Offer are set out in Appendix I.

                If the Offer is declared or becomes unconditional in all respects, Stanhome intends to offer a cash cancellation proposal, in due course, to those participants in the Lilliput Share Option Schemes who have not exercised their options during the Offer Period. Under such a proposal, optionholders will be offered the difference between the exercise price of their options and 160p in cash, for each option. In the case of the Lilliput Group plc Savings Related Share Option Scheme, the cash cancellation proposal will be limited to the number of Lilliput Shares that can be purchased with the repayment under the related savings contract at the date of the proposal.

4. FINANCIAL    (A) CAPITAL
   EFFECTS OF
   ACCEPTANCE   The table below shows the effect on capital value for a holder of 100 Lilliput Shares accepting the Offer:

                                                               (Pounds)
                                                               --------
                Consideration.................................      160
                Market value of Lilliput Shares (i)..........       92
                                                                    ---
                Change in value...............................       68
                                                                    ===
                This represents an increase of................       74%
                                                                    ===

                (B) INCOME

                The table below shows the effect on gross income for a holder of 100 Lilliput Shares accepting the Offer:

                                                               (Pounds)
                                                               --------
                Gross income on (Pounds)160 cash (ii)........       14
                Gross dividend income from 100 Lilliput
                 Shares (iii)................................        6
                                                                    ---
                Change in gross income........................        8
                                                                    ===
                This represents an increase of................      147%
                                                                    ===

                Notes:

                The financial comparisons set out above have been made on the following bases:

                (i) The market value of 100 Lilliput Shares of (Pounds)92 is based on the middle market quotation as derived from The Stock Exchange Daily Official List for 31st August, 1994 (being the last day on which the Lilliput Shares were dealt in on the Stock Exchange before the announcement of the Offer).

                (ii) The gross income on the cash consideration has been
                     calculated on the assumption that the cash is reinvested to yield approximately 9 per cent., being the yield on the 2008 Treasury 9 per cent. gilt, on 8th September, 1994 (the latest practicable date prior to the posting of this document).

               (iii) The gross dividend from Lilliput Shares is based on the notional dividend of 2.90p (net) per share that would have been paid as a final dividend in respect of the year ended 31st December, 1993 had the Lilliput Shares been listed on the Stock Exchange for the whole of the financial year ended 31st December, 1993 and the interim dividend of 1.65p (net) per share in respect of the financial year ending 31st December, 1994, together with the associated tax credits of 20/80ths of the amounts paid.

                (iv) No account has been taken of any liability to taxation.

5. UK           The following paragraphs, which are intended as a general
   TAXATION     guide only and are based on current legislation and Inland
                Revenue practice, summarise advice received by Stanhome regarding the position of Lilliput Shareholders, who are resident or ordinarily resident in the UK for tax purposes and who hold their Lilliput Shares as an investment, in respect of UK taxation.

                To the extent that a Lilliput Shareholder receives cash under the Offer, this will constitute a disposal of shares for the purposes of UK taxation of capital gains which may give rise to a liability to taxation. Liability to UK taxation of capital gains will depend upon the particular circumstances of the individual Lilliput Shareholder.

                Lilliput Shareholders who acquired or acquire their Lilliput Shares by exercising options under the Lilliput Share Option Schemes are reminded that they may incur a charge to UK income tax upon exercising their options.

                IF YOU ARE IN ANY DOUBT AS TO YOUR TAXATION POSITION, YOU SHOULD CONSULT YOUR INDEPENDENT PROFESSIONAL ADVISER WITHOUT DELAY.

6. INFORMATION  (A) BUSINESS DESCRIPTION
   REGARDING    Stanhome Inc. is a worldwide marketer and distributor of high-
   STANHOME     quality consumer products. Key activities include the sale to
   INC.         independent retailers of giftware and collectibles (figurines, musical boxes, dolls and ornaments) through its Enesco
                Giftware Group, the direct-response sale of dolls, plates and figurines through its Hamilton Direct Response Group, and the direct selling of home care and personal care products, cosmetics and giftware through its Stanhome Direct Selling
                Group.

                Stanhome Inc. is a Fortune 500 company and operates primarily in North America, Europe, Australasia and Latin America. Giftware and direct-response products are principally sourced from third parties, primarily Far Eastern. Home and personal care products are manufactured at Stanhome's own facilities, as well as being sourced from third parties. In 1993, international operations accounted for 36 per cent. of total sales and Stanhome Inc. employed 4,200 people worldwide.

                Stanhome Inc. has a market capitalisation of approximately $690 million and is listed on the New York Stock Exchange.

                (B) CONSOLIDATED FINANCIALS

                For the year ended 31st December, 1993, Stanhome Inc. recorded a profit before tax of (Pounds)44 million (1992: (Pounds)58 million) on net sales of (Pounds)507 million (1992:
                (Pounds)493 million). Shareholders' funds amounted to (Pounds)172 million (1992: (Pounds)170 million).

                Notes: The results above are converted from US Dollars at the following exchange rates: Financial year ended 31st December, 1993--US$1.48:(Pounds)1, Financial year ended 31st December, 1992-- US$1.51:(Pounds)1.

                Further information relating to Stanhome Inc. is set out in Appendix II.

7. INFORMATION  Stanhome is a newly-incorporated, wholly-owned subsidiary of
   REGARDING    Stanhome Inc. established for the purposes of the Offer.
   STANHOME     Further information relating to Stanhome is set out in
                Appendix III.

8. INFORMATION  (A) BUSINESS DESCRIPTION
   REGARDING    The business of Lilliput was founded in 1982 and the Lilliput
   LILLIPUT     Group has become one of the UK's leading collectibles groups.
                The Lilliput Group manufactures and markets high-quality, hand-painted miniature cottages under the "Lilliput Lane" brand name. There are approximately 210 pieces in Lilliput's product range which are marketed in a number of different collections to both the collectibles and giftware markets.

                Lilliput has successfully developed what its Directors believe to be one of the largest collectors' clubs of any UK giftware or collectibles manufacturer. The Lilliput Collectors' Club currently has over 72,000 members worldwide and allows Lilliput direct access to its end customers.

                The Lilliput Group operates primarily in the UK, through more than 2,000 retail outlets and exports its products to some 48 countries. Lilliput also has a marketing and distribution subsidiary in Columbia, Maryland, US which markets the products of other collectibles and giftware companies in addition to Lilliput's own products. In the year ended 31st December, 1993, sales to international markets accounted for approximately 38.6 per cent. of the Lilliput Group's total sales and the Lilliput Group employed an average of 565 people.

                (B) CONSOLIDATED FINANCIALS

                In the year ended 31st December, 1993, the Lilliput Group reported profit before tax of (Pounds)3.1 million (1992:
                (Pounds)2.0 million) on sales of (Pounds)16.5 million (1992:
                (Pounds)13.6 million). As at 31st December, 1993, shareholders' funds stood at (Pounds)4.7 million (1992:
                (Pounds)2.3 million). On 1st September, 1994, Lilliput reported unaudited interim results for the six months ended 30th June, 1994, of profit before tax of (Pounds)1.13 million (1993: (Pounds)1.08 million) on sales of (Pounds)7.5 million (1993 (Pounds)7.1 million). As at 30th June, 1994, shareholders' funds stood at (Pounds)5.06 million (1993:
                (Pounds)2.77 million).

                Further information relating to Lilliput and its interim statement are set out in Appendix IV.

9. REASONS      Stanhome Inc.'s intention is to strengthen its position as a
   FOR THE      leader in the marketing and distribution of giftware and to
   OFFER        expand further its geographical presence outside North
                America. The acquisition of Lilliput, a manufacturer and distributor of giftware and collectibles, is directly in line with Stanhome Inc.'s strategy of increased access to European markets through on-the-ground presence and represents the addition of a strong brand to the Enesco Giftware Group's existing product lines.

                The board of Stanhome Inc. believes that the acquisition of Lilliput should allow the Enesco Giftware Group to benefit from synergies, including the leveraging of resources with Enesco's European operations in the UK and Germany and other distributorships in Europe. In addition, the combination of Lilliput's and Enesco's strong management teams and efficient production, marketing and financial organisations should assist in the successful growth of the two organisations.

                Stanhome Inc. believes that the prospects for the management
10. MANAGEMENT  and employees of the Lilliput Group will be enhanced by the
    AND         merger. The financial resources and geographical spread of the
    EMPLOYEES   Stanhome Group will help Lilliput capitalise on its strong brand name and facilitate expansion. Lilliput has been assured by Stanhome Inc. that the existing employment rights of all employees of the Lilliput Group, including their existing pension rights, will be fully safeguarded.

11. PROCEDURE   TO ACCEPT THE OFFER, YOU SHOULD COMPLETE BOXES 1 AND 3 AND
    FOR         SIGN BOX 2 OF THE ENCLOSED FORM OF ACCEPTANCE IN ACCORDANCE
    ACCEPTANCE  WITH THE INSTRUCTIONS CONTAINED THEREIN, WHICH INSTRUCTIONS
                SHALL BE DEEMED TO FORM PART OF THE TERMS OF THE OFFER.

                THE SIGNED AND COMPLETED FORM OF ACCEPTANCE SHOULD BE RETURNED WITH THE RELEVANT SHARE CERTIFICATE(S) AND/OR OTHER DOCUMENT(S) OF TITLE EITHER BY POST OR BY HAND TO THE ROYAL BANK OF SCOTLAND PLC, REGISTRAR'S DEPARTMENT, NEW ISSUES SECTION, P.O. BOX 859, CONSORT HOUSE, EAST STREET, BEDMINSTER, BRISTOL, BS99 1XZ, OR BY HAND ONLY TO THE ROYAL BANK OF SCOTLAND PLC, REGISTRAR'S DEPARTMENT, NEW ISSUES SECTION, 15 FEATHERSTONE STREET, LONDON EC1Y 8QS AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED NOT LATER THAN 3.00 P.M. ON 30TH SEPTEMBER, 1994.

                The enclosed pre-paid envelope, addressed to The Royal Bank of Scotland plc, Registrar's Department, New Issues Section, P.O. Box 859, Consort House, East Street, Bedminster, Bristol, BS99 1XZ may be used by Lilliput Shareholders currently resident in the UK to return the Form of Acceptance. No acknowledgment of receipt of documents will be given.

                If your share certificate(s) and/or other document(s) of title are not readily available or have been lost, the Form of Acceptance should nevertheless be completed, signed and returned as indicated above.

                You should also write to the Registrars of Lilliput advising them of the loss and requesting them to send a letter of indemnity to you for completion. The share certificate(s) and/or other document(s) of title should then be forwarded to The Royal Bank of Scotland plc, Registrar's Department, New Issues Section, P.O. Box 859, Consort House, East Street, Bedminster, Bristol, BS99 1XZ as soon as possible thereafter, although no payment will be made until the share certificate(s) and/or other document(s) of title, or an acceptable letter of indemnity in lieu thereof, is/are received. Stanhome and Goldman Sachs reserve the right, subject to the provisions of the Code, to treat acceptances of the Offer as valid even if not complete in all respects or not accompanied by the relevant certificate(s) and/or other document(s) of title.

                THE ATTENTION OF LILLIPUT SHAREHOLDERS WHO ARE CITIZENS OR RESIDENTS OF JURISDICTIONS OUTSIDE THE UK IS DRAWN TO PARAGRAPH 6 OF PART B OF APPENDIX I AND TO THE RELEVANT PROVISIONS OF THE FORM OF ACCEPTANCE.

12. SETTLEMENT  Subject to the Offer becoming or being declared unconditional in all respects and to compliance with the procedure for acceptance as set out above, cheques drawn on a branch of The Royal Bank of Scotland plc within the town clearing system will be despatched to each accepting Lilliput Shareholder, or as may be directed in the Form of Acceptance, promptly, but in any event within 21 days of the Offer becoming or being declared wholly unconditional or within 21 days of receipt of a valid and complete acceptance, whichever is the later.

                Unless other instructions are given in the Form of Acceptance, all cheques will be sent to accepting Lilliput Shareholders (or to the first-named Lilliput Shareholder in the case of joint holders) at the address indicated in the Form of Acceptance.

                If the Offer does not become or is not declared unconditional in all respects, Forms of Acceptance, share certificates and/or other documents of title will be returned by post or by any other method approved by the Panel as promptly as practicable but in any event within 14 days of the Offer lapsing. All documents or remittances sent by or to Lilliput Shareholders or their designated agents will be sent at their risk.

13. FURTHER     Your attention is drawn to the following Appendices which form
    INFORMATION part of this document.

                      Appendix I     Conditions and Further Terms of the Offer
                      Appendix II    Financial and Other Information on
                                      Stanhome Inc.
                      Appendix III   Financial and Other Information on
                                      Stanhome
                      Appendix IV    Financial and Other Information on
                                      Lilliput
                      Appendix V     Additional Information

                               Yours faithfully,

                        for GOLDMAN SACHS INTERNATIONAL

                                Richard A. Sapp

                               Managing Director

                                  APPENDIX I

                   CONDITIONS AND FURTHER TERMS OF THE OFFER

                                    PART A

CONDITIONS OF THE OFFER

The Offer is conditional on:

(i)   valid acceptances being received (and not, where permitted, withdrawn) by
      3.00 p.m. on 30th September, 1994, (or such later times(s) and/or date(s) as Stanhome may decide), in respect of not less than 90 per cent. (or such lesser percentage as Stanhome may decide) of the Lilliput Shares to which the Offer relates, provided that this condition will not be satisfied unless Stanhome has acquired or agreed to acquire (pursuant to the Offer or otherwise) Lilliput Shares carrying in aggregate over 50 per cent. of the voting rights exercisable at general meetings of Lilliput on such basis as may be required by the Panel (including for this purpose, to the extent (if any) required by the Panel, any voting rights attaching to any Lilliput Shares which are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of conversion or subscription rights, including options under the Lilliput Share Option Schemes, or otherwise); and for this purpose, the expression "Lilliput Shares to which the Offer relates" means the aggregate of: (a) Lilliput Shares which have been allotted on or prior to the date of the Offer; and (b) any Lilliput Shares allotted after the date of the Offer but on or prior to the first closing date of the Offer (or such later time(s) and/or date(s) as Stanhome may decide) but excluding Lilliput Shares which are at the date of the Offer held by Stanhome or any associate (within the meaning of Section 430E of the Companies Act 1985) of Stanhome or which, at that date, Stanhome or any such associate has contracted to acquire (within the meaning of Section 428(5) of the Companies Act 1985);


(ii) the Office of Fair Trading indicating, in terms satisfactory to Stanhome, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of Lilliput by Stanhome, or any matters arising therefrom, to the Monopolies and Mergers Commission;

(iii) all filings having been made and all or any applicable waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder having expired or been terminated as appropriate in respect of the proposed acquisition of Lilliput by Stanhome or any matters arising therefrom;

(iv) no government or governmental, quasi-governmental, supranational, statutory or regulatory body, or any court, professional association or trade agency, or any other person or body in any jurisdiction having instituted, implemented or threatened any action, proceedings, suit, investigation or enquiry or enacted, made or proposed any statute or regulation or order or taken any other step that would or might:

      (a) prohibit or materially restrict, restrain or impose additional material conditions or obligations with respect to, or otherwise materially interfere with the implementation of, the Offer or the acquisition of Lilliput Shares by Stanhome or any matters arising therefrom,

      (b) result in a material delay in the ability of Stanhome, or render Stanhome unable, to acquire some or all of the Lilliput Shares,

      (c) require or prevent the divestiture by any member of the Stanhome
          Group or any partnership, joint venture, firm or company in which any of them is materially interested (together the "wider Stanhome Group") or any member of the Lilliput Group or any partnership, joint venture, firm or company in which any of them is materially interested (together the "wider Lilliput Group") of all or any material or substantial portion of their businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses or own their respective assets or properties,

      (d) impose any material limitation on the ability of the Stanhome Group to acquire or hold or exercise effectively all rights of Lilliput Shares (whether acquired pursuant to the Offer or otherwise),

      (e) make the Offer or the proposed acquisition of Lilliput illegal, void or unenforceable,

      (f) otherwise materially adversely affect any or all of the businesses, assets, prospects or profits of the wider Stanhome Group or the wider Lilliput Group or the exercise of rights of shares of any company in the Lilliput Group, or

      (g) require any member of the wider Stanhome Group or the wider Lilliput Group to offer to acquire any shares in any member of the wider Lilliput Group owned by any third party;

      and all applicable waiting periods during which such government or governmental, quasi-governmental, supranational, statutory or regulatory body, or any court, professional association or trade agency, or any other person or body in any jurisdiction could institute, implement or threaten any such action, proceedings, suit, investigation or enquiry having expired, lapsed or terminated;

(v) all authorisations, orders, grants, consents, permissions and approvals necessary or appropriate for or in respect of the Offer and the proposed acquisition of Lilliput by Stanhome or any matters arising therefrom being obtained in terms satisfactory to Stanhome from appropriate governments or governmental, quasi-governmental, supranational, statutory or regulatory bodies, or any courts, professional associations or trade agencies, or any other persons or bodies in any jurisdiction and such authorisations, orders, grants, consents, permissions and approvals remaining in full force and effect and all necessary filings having been made, all appropriate waiting periods having expired, lapsed or been terminated and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Offer and the proposed acquisition of Lilliput by Stanhome or any matters arising therefrom having been complied with;

(vi) there being no indication from the relevant authorities or any party with whom any member of the wider Lilliput Group has any contractual or other relationship that the interests held by any member of the wider Lilliput Group under licences, leases, consents, permits and other rights will be adversely amended or otherwise affected (in any such case to the extent material in the context of the wider Lilliput Group, taken as a whole) by the proposed acquisition or any matters arising therefrom, that such licences, leases, consents, permits and other rights are not in full force and effect and that there is any intention to revoke or amend any of the same (in each case to an extent material in the context of the wider Lilliput Group);

(vii) there being no provision of any agreement, instrument or other arrangement to which any member of the wider Lilliput Group is a party or by or to which any of its assets may be bound or subject which as a consequence of the Offer or the acquisition of the Lilliput Group by Stanhome or any matters arising therefrom would or might to an extent which is material in the context of the wider Lilliput Group taken as a whole have the result that:

       (a) any indebtedness of any member of the wider Lilliput Group becomes or is capable of being declared repayable immediately or earlier than the repayment date stated in such agreement, instrument or other arrangement,

       (b) any mortgage, charge or other security interest is created over the whole or any part of the business, property or assets of any member of the wider Lilliput Group,

       (c) any such agreement, instrument or other arrangement is terminated or modified or any action is taken or onerous obligation arises thereunder,

       (d) the value of any member of the wider Lilliput Group or its financial or trading position is prejudiced or adversely affected,

       (e) any asset or, other than in the ordinary course of business, any asset of the wider Lilliput Group is disposed of,

       (f) the interest or business of any member of the wider Lilliput Group in or with any other person, firm or company (or any arrangement relating to such interest or business) is terminated or adversely affected, or

       (g) any member of the wider Lilliput Group ceases to be able to carry on business under any name under which it currently does so;

(viii) since 1st September, 1994 no material litigation, arbitration, prosecution or other legal proceedings having been instituted or threatened or become pending against any member of the wider Lilliput Group or to which any member of the wider Lilliput Group is a party and no investigation by any government or quasi-governmental, supranational, regulatory or investigative body against or in respect of any member of the wider Lilliput Group having been threatened, announced, or instituted or remaining outstanding by, against, or in respect of any member of the wider Lilliput Group;

(ix) no material adverse change having occurred in the business or financial or trading position or prospects of any member of the wider Lilliput Group since 1st September, 1994;

(x) Stanhome not having discovered that any business, financial or other information of any member of the Lilliput Group publicly disclosed by or on behalf of any member of the Lilliput Group either contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading;

(xi) save as disclosed in Lilliput's published report and audited accounts for the year ended 31st December, 1993 or in any public announcement released to the Stock Exchange prior to or at the same time as the announcement of the Offer, no member of the Lilliput Group having since 31st December, 1993:

       (a) issued or authorised or proposed the issue of additional shares of any class, other than pursuant to options granted under the Lilliput Share Option Schemes,

       (b) issued or authorised or proposed the issue of or granted securities convertible into or rights, warrants or options to acquire such shares (referred to in subparagraph (a) above) or convertible securities,

       (c) recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus or other distribution, other than the interim dividend of 1.65p per Lilliput Share declared on 1st September, 1994,

       (d) authorised or proposed or announced its intention to propose any merger or acquisition or disposal or transfer of material assets (save in the ordinary course of business) or shares or any change in its share or loan capital,

       (e) (save in the ordinary course of business) incurred any indebtedness in aggregate amount which is material in the context of the Lilliput Group,

       (f) (save in the ordinary course of business) disposed of or transferred, mortgaged or encumbered any asset or right, title or interest in any asset or entered into any contract, commitment or arrangement (whether in respect of capital expenditure or otherwise) which is of a long term or unusual nature or which involves or could involve any obligation of a nature or magnitude which is material in the context of the Lilliput Group,

       (g) entered into any contract, reconstruction, amalgamation, arrangement or other transaction otherwise than in the ordinary course of business,

       (h) entered into, or varied the terms of, any service agreements with any of the directors of Lilliput,

       (i) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues, or

       (j) entered into any contract, commitment or agreement with respect to any of the transactions or events referred to in this condition
           (xi); and

(xii) no contingent liability having arisen or been incurred which might be expected materially adversely to affect a member of the Lilliput Group.

Stanhome reserves the right to waive all or any of conditions (ii) to (xii) (inclusive) above, in whole or in part. Conditions (ii) to (xii) (inclusive) must be satisfied as at, or waived on or before, the 21st day after the later of 30th September, 1994 and the date on which condition (i) is fulfilled (or in each case such later date as the Panel may agree) provided that Stanhome shall be under no obligation to waive or treat as satisfied any of conditions (ii) to
(xii) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If Stanhome is required by the Panel to make an offer for Lilliput Shares under the provisions of Rule 9 of the Code, Stanhome may make such alterations to the conditions as are necessary to comply with the provisions of that Rule.

The Offer will lapse if it is referred to the Monopolies and Mergers Commission or if the European Commission in respect thereof either initiates proceedings under Article 6(1)(c) of Council Regulation (EEC) 4064/89 or makes a referral to a competent authority of the United Kingdom under Article 9(1) of that Regulation, before (in any such case) the later of 30th September, 1994 and the date when the Offer becomes or is declared unconditional as to acceptances.

                                    PART B

FURTHER TERMS OF THE OFFER

Except where the context requires otherwise, any reference in this Part B of Appendix 1 and in the Form of Acceptance to:

    (i) "the Offer" shall mean the Offer and any revision thereof or extension thereto and shall include any election available in connection with it;

    (ii) "the Offer becoming unconditional" shall include the Offer being declared unconditional;

    (iii) "the Offer being or becoming unconditional" shall be construed as a reference to the Offer being or becoming unconditional as to acceptances, whether or not any other condition of the Offer remains to be fulfilled;

    (iv) the "acceptance condition" shall mean the condition as to acceptances set out in paragraph (i) of Part A of this Appendix I;

    (iv) an extension of the Offer shall, in relation to the Offer, include an extension of the date by which the acceptance condition has to be fulfilled; and

    (v)    "the Offer document" shall mean any document containing the Offer.

1.  ACCEPTANCE PERIOD

(a) The Offer will initially remain open for acceptance until 3.00 p.m. on 30th September, 1994. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days from the date of posting of written notification of the revision to Lilliput Shareholders. Except with the consent of the Panel, no such written notification of the revised Offer may be posted to Lilliput Shareholders after 25th October, 1994 or, if later, the date falling 14 days prior to the last date on which the Offer can become unconditional.

(b) The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming or being declared unconditional after midnight on 8th November (or any earlier time and/or date beyond which Stanhome has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) nor of being kept open after that time and/or date unless it has previously become unconditional. However, Stanhome reserves the right, with the consent of the Panel, to extend the Offer to a later time(s) and/or date(s). Stanhome may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received, or purchases of Lilliput Shares made, after 1.00 p.m. on 8th November, 1994 (or on any earlier date beyond which Stanhome has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time and/or date as Stanhome may with the permission of the Panel decide. If the Offer is extended beyond midnight on 8th November, 1994 acceptances received and purchases made in respect of which relevant documents have been received by The Royal Bank of Scotland plc after 1.00 p.m. on the relevant date may (except where the Code otherwise permits) only be taken into account with the consent of the Panel.

(c) If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days after the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 days' notice will be given prior to the closing of the Offer.

(d) If a competitive situation arises after Stanhome has given a no extension statement or a no increase statement, Stanhome may (if it has specifically reserved the right to do so at the time such statement was made) withdraw such statement provided that notice is given to that effect within 4 business days after the day of the announcement of the competing offer and Lilliput Shareholders are informed in writing thereof. Stanhome may (if it has reserved the right to do so) choose not to be bound by the terms of a no increase statement or a no extension statement, if it would otherwise prevent the posting of an increased or improved Offer which is recommended for acceptance by the Board of Lilliput, or in other circumstances permitted by the Panel.

(e) For the purpose of determining at any particular time whether the acceptance condition has been satisfied, Stanhome shall not be bound (unless otherwise required by the Panel) to take into account any Lilliput Shares which have been unconditionally allotted or issued before such determination takes place, unless The Royal Bank of Scotland plc on behalf of Stanhome has received written notice of the relevant details of such allotment or issue (including the price thereof) before that time. Telex or facsimile transmission will not be sufficient for this purpose.


2.  ANNOUNCEMENTS

(a) By 8.30 a.m. on the business day ("the relevant day") following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, or such later time and/or date as the Panel may agree, Stanhome will make an appropriate announcement and simultaneously inform the Stock Exchange of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Lilliput Shares and rights over Lilliput Shares (as nearly as practicable) (i) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting in concert with Stanhome), (ii) acquired or agreed to be acquired by or on behalf of Stanhome or any person acting in concert with Stanhome during the Offer Period and (iii) held by or on behalf of Stanhome or any person acting in concert with Stanhome prior to the Offer Period, and will specify the percentage of the share capital of Lilliput represented by these figures. Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.30 a.m. on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will state the next expiry date. In computing the number of Lilliput Shares represented by acceptances and purchases, there may, at the discretion of Stanhome, be included or excluded for announcement purposes acceptances and purchases which are not complete in all respects or are subject to verification where such acceptances or purchases of Lilliput Shares could be counted towards fulfilling the acceptance condition in accordance with paragraph 5(k) below.

(b) References in this Part B of Appendix I to the making of an announcement by Stanhome include the release of an announcement by public relations consultants or by Goldman Sachs to the press, and the delivery or telephone, telex or facsimile or other electronic transmission of an announcement to the Stock Exchange. An announcement made otherwise than to the Stock Exchange will be notified simultaneously to the Stock Exchange.

3. RIGHTS OF WITHDRAWAL

(a) If Stanhome, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the relevant day (or such later time and/or date as the Panel may agree) with any of the other requirements specified in paragraph 2(a) above, an accepting Lilliput Shareholder may immediately thereafter withdraw his acceptance by written notice (signed by the accepting shareholder or his agent duly appointed in writing and evidence of whose appointment is produced with the notice) given to The Royal Bank of Scotland plc, Registrar's Department New Issues Section, P.O. Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ on behalf of Stanhome. Subject to paragraph 1(b) above, this right of withdrawal may be terminated not less than 8 days after the relevant day by Stanhome confirming, if that be the case, that the Offer is still unconditional and complying with the other requirements specified in paragraph 2(a) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) above will run from the date of such confirmation and compliance.

(b) If by 3.00 p.m. on 21st October, 1994 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Lilliput Shareholder may withdraw his acceptance at any time thereafter at the address and in the manner referred to in paragraph 3(a) above before the earlier of (i) the time that the Offer becomes unconditional and (ii) the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1(b) above. If Stanhome withdraws a no extension statement or a no increase statement in accordance with paragraph 1(d) above, any Lilliput Shareholder who accepts the Offer after the date of such statement may withdraw his acceptance thereafter at the address and in the manner referred to in paragraph 3(a) above for a period of 8 days after the date of posting of written notice to that effect by Stanhome to the relevant Lilliput Shareholders.

(c) Except as provided by this paragraph 3, acceptances and elections shall be irrevocable. In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Lilliput Shareholders or his/their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice) and telex or facsimile transmissions or copies will not be sufficient. No notice which appears to Stanhome, its agents or advisers, to have been sent from the United States or Canada or by a North American person will be treated as valid.


4. REVISED OFFER

(a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or otherwise) and such revision represents on the date on which such revision is announced (on such basis as Goldman Sachs may consider appropriate) no diminution in the value of the consideration previously offered, the benefit of the revised Offer (subject to this paragraph 4 and paragraph 6 below) will be made available to Lilliput Shareholders who have accepted the Offer in its original or any previously revised form(s)) (hereinafter called "Previous Acceptor(s)"). The acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any previously revised form(s)) shall, subject as provided in this paragraph 4 and paragraph 6 below, be deemed an acceptance of the Offer as so revised and shall also constitute an appointment of any director of Stanhome or of Goldman Sachs as his attorney and/or agent with authority to accept any such revised Offer on behalf of such Previous Acceptor.

(b) Although no such revision is envisaged, if any revised Offer provides for Lilliput Shareholders who accept it to elect for (or accept) alternative forms of consideration, the acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any previously revised form(s)) shall, subject as provided below, also constitute an appointment of any director of Stanhome or of Goldman Sachs as his attorney and/or agent to make on his behalf elections for and/or to accept such alternative forms of consideration on his behalf as such attorney and/or agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all further documents (if any) as may be required to give effect to such acceptances and/or elections. In making such acceptance or any such election, such attorney and/or agent shall take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(c) The deemed acceptances referred to in paragraphs 4(a) and (b) above shall not apply and the authorities conferred by paragraphs 4(a) and (b) above shall not be exercised if as a result thereof a Previous Acceptor would receive less in aggregate in cash than he would have received as a result of his acceptance of the Offer in the form in which it was originally accepted by him.

(d) The deemed acceptances referred to in paragraphs 4(a) and (b) above shall not apply and the authorities conferred by paragraphs 4(a) and (b) above shall be ineffective to the extent that a Previous Acceptor shall lodge, within 14 days of the posting of the document pursuant to which the revision of the Offer referred to in paragraphs 4(a) and (b) above is made available to the Lilliput Shareholders (or such later date as Stanhome may determine), a form in which he validly elects to receive the consideration receivable by him under that revised Offer in some other manner.

(e) The authorities referred to in this paragraph 4 and any acceptance of a revised Offer and/or election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly does so.

(f) Stanhome reserves the right to treat an executed Form of Acceptance relating to the Offer (in its original or any previously revised form(s)) which is received after the announcement or the issue of the Offer in any revised form as a valid acceptance of the revised Offer and such acceptance shall constitute an authority in the terms of this paragraph 4 mutatis mutandis on behalf of the relevant Lilliput Shareholders.


5. GENERAL

(a) Except with the consent of the Panel, the Offer will lapse unless all the conditions to the Offer have been fulfilled by or (if capable of waiver) waived by or (where appropriate) satisfied as at midnight on 21st October, 1994 or within 21 days after the date on which the Offer becomes unconditional, (whichever is the later), or such later date as Stanhome may, with the consent of the Panel, decide. If the Offer is referred to the Monopolies and Mergers Commission before 30th September, 1994 or the date when the Offer becomes unconditional (whichever is the later) the Offer will lapse. References in this paragraph 5(a) to the Offer lapsing mean that the Offer will thereupon cease to be capable of further acceptance and Lilliput Shareholders who have accepted the Offer and Stanhome will cease to be bound by acceptances effected on or before the date on which the Offer so lapses.

(b) No acknowledgement of receipt of any Form of Acceptance, share certificate(s) or other document(s) of title will be given. All communications, notices, certificates, documents of title and remittances to be delivered by or to or sent to or from Lilliput Shareholders or as otherwise directed will be delivered by or to or sent to or from them (or their designated agents) at their risk.

(c) The expression "Offer Period" when used in this document means the period commencing on 1st September, 1994 and ending on whichever of the following dates shall be the latest:-

     (i)    30th September, 1994;

     (ii)   the date on which the Offer lapses; and

     (iii)  the date on which the Offer becomes unconditional.

(d) All references in this document and in the Form of Acceptance to 30th September, 1994, shall (except in paragraph 5(c) above and where the context otherwise requires), if the expiry date of the Offer shall be extended, be deemed to refer to the expiry date of the Offer as so extended.

(e) Except with the consent of the Panel, settlement of the consideration to which any Lilliput Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Stanhome may otherwise be, or claim to be, entitled as against such Lilliput Shareholder.


(f) Subject to paragraph 5(k) of this Part B, notwithstanding that no share certificate(s) is/are delivered in respect of it, a duly completed Form of Acceptance (i) executed as a deed by SEPON Limited and endorsed on behalf of the Stock Exchange to the effect that the shares to which it refers are the whole or part of a holding registered in the name of SEPON Limited and/or are Lilliput Shares to which SEPON Limited is unconditionally entitled immediately to become the registered holder or (ii) executed by any other person(s) and endorsed on behalf of the Stock Exchange to the effect that such person(s) is/are unconditionally entitled immediately to become the registered holder(s) of the Lilliput Shares to which it refers and that one or more Talisman transfer(s) in favour of such person(s) in respect thereof is/are in the course of registration shall (if otherwise in order) be treated by Stanhome and Goldman Sachs as an acceptance valid in all respects on the date of its actual receipt provided that, on its presentation to the Registrars of Lilliput, it is unconditionally accepted for registration.

(g) The instructions, terms, provisions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document shall, unless the context otherwise requires, have the same meanings when used in the Form of Acceptance.

(h) The Offer, the Form of Acceptance and all acceptances thereof and all elections thereunder or pursuant thereto and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. Execution by or on behalf of a Lilliput Shareholder of a Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and Form of Acceptance, to the jurisdiction of the Courts of England.

(i) Any omission to despatch this document or the Form of Acceptance or any notice required to be given under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made or should be made shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

(j) Stanhome and Goldman Sachs reserve the right to treat acceptances of the Offer and/or elections pursuant thereto as valid if received by or on behalf of either of them at any place or places determined by them otherwise than as stated herein or in the Form of Acceptance.

(k) Notwithstanding the right reserved by Stanhome and Goldman Sachs to treat a Form of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title, except with the consent of the Panel an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it. Except with the consent of the Panel, a purchase of Lilliput Shares by Stanhome or its nominee(s) (or, if Stanhome is required to make an offer or offers under the provisions of Rule 9 of the Code, by a person acting in concert with Stanhome for the purpose of such offer(s) or its nominee(s)) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable,
     Note 6 on Rule 10 of the Code are satisfied in respect of it. The Offer may not be accepted otherwise than by means of a Form of Acceptance.

(l) Except with the consent of the Panel, the Offer will not become unconditional until The Royal Bank of Scotland plc has issued a certificate to Stanhome or Goldman Sachs (or their respective agents) which states the number of Lilliput Shares in respect of which acceptances have been received which meet the requirements of Note 4 on Rule 10 of the Code and the number of Lilliput Shares otherwise acquired (whether before or during the Offer Period) which meet the requirements of Note 5 on Rule 10 of the Code and, in each case, if applicable, Note 6 on Rule 10 of the Code. Copies of such certificate will be sent to the Panel as soon as possible after it is issued.

(m) All mandates and other instructions to Lilliput given by Lilliput Shareholders or in force relating to holdings of Lilliput Shares will, unless and until revoked, continue in force in relation to such shareholders.

(n) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Part B of Appendix 1 or in the Form of Acceptance are given by way of security for the performance of the obligations of the Lilliput Shareholders concerned and are irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971, except in the circumstances where the donor of such power of attorney or authority is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

(o) The Offer extends to any Lilliput Shareholders not resident in the UK to whom this document, the Form of Acceptance and any related documents may not have been despatched and such Lilliput Shareholders may collect copies of those documents from The Royal Bank of Scotland plc, Registrar's Department, New Issues Section, P.O. Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ. Stanhome and Goldman Sachs reserve the right to notify any matter, including the making of the Offer, to all or any Lilliput Shareholders with a registered address outside the UK (or whom Stanhome knows to be nominees, trustees or custodians for such persons) by announcement or paid advertisement in a daily newspaper published and circulated in the UK, in which event such notice shall be deemed to have been sufficiently given notwithstanding any failure by a Lilliput Shareholder to receive such notice and all references in this document to notice, or the provision of information in writing, by Stanhome, Goldman Sachs and/or their respective agents and/or public relations consultants shall be construed accordingly.

(p) The Offer is made at 11.59 p.m. on 9th September, 1994 and is capable of acceptance from and after that time. Forms of Acceptance are available for collection from Goldman Sachs, Peterborough Court, 133 Fleet Street, London EC4A 2BB from that time. The Offer is being made by means of this document and by means of an advertisement in the London edition of the Financial Times dated 10th September, 1994.

(q) If the Offer does not become unconditional in all respects, Forms of Acceptance, share certificate(s) and other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address is set out in the relevant box on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside the United States or Canada. No such documents will be sent to an address in the United States or Canada.

(r) If sufficient acceptances are received, Stanhome intends to apply the provisions of Sections 428 to 430F of the Companies Act 1985 to acquire compulsorily any outstanding Lilliput Shares.

6. LILLIPUT OVERSEAS SHAREHOLDERS

(a) The making of the Offer in, or to certain persons resident in, jurisdictions outside the UK or to certain persons who are citizens, residents or nationals of jurisdictions outside the UK may be affected by the laws of the relevant overseas jurisdiction. Lilliput Shareholders who are citizens, residents or nationals of jurisdictions outside the UK should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such person wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such territory. Any such Lilliput Shareholder will be responsible for any issue, transfer or other taxes by whomsoever payable and Stanhome shall be entitled to be fully indemnified and held harmless by such shareholder for any such issue, transfer or other taxes as Stanhome may be required to pay.

(b) In particular, the Offer is not being made directly or indirectly in, or by the use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States or Canada. This includes, but is not limited to, facsimile transmission, telex and telephone. Stanhome will not (unless otherwise determined by Stanhome in its sole discretion and save as provided for in paragraph 6(c) below) mail or deliver, or authorise the mailing or delivery of, this document, the Form of Acceptance or any related offering document in or into the United States or Canada, including to Lilliput Shareholders with registered addresses in the United States or Canada or to persons whom Stanhome knows to be nominees holding Lilliput Shares for such persons. Persons receiving such documents should not distribute or send them in or into the United States or Canada or use such mails or any such means or instrumentality for any purpose directly or indirectly in connection with the Offer and so doing may invalidate any proposed acceptance. Persons wishing to accept the Offer should not use such mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing Form(s) of Acceptance should not be postmarked in the United States or Canada or otherwise despatched from the United States or Canada for the receipt of the remittance of cash or for the return of Form(s) of Acceptance, certificate(s) for Lilliput Shares and/or other document(s) of title.

(c) The provisions of this paragraph 6 and/or any other terms of the Offer relating to citizens, residents or nationals of jurisdictions outside the UK may be waived, varied or modified as regards specific Lilliput Shareholder(s) or on a general basis by Stanhome in its absolute discretion. Subject as aforesaid, the provisions of this paragraph 6 shall have precedence over any terms of the Offer which are inconsistent therewith.

7. FORM OF ACCEPTANCE

Each Lilliput Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Stanhome and Goldman Sachs (so as to bind him, his personal representatives and his heirs, successors and assigns) that:

(a) the execution of a Form of Acceptance shall constitute an acceptance of the Offer in respect of the number of Lilliput Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject to the rights of withdrawal set out in paragraph 3 above, each such acceptance shall be irrevocable;

(b) the Lilliput Shares in respect of which the Offer is accepted or deemed to be accepted are sold free from all liens, charges, encumbrances, equities, rights of pre-emption and any other third party rights of whatsoever nature and together with all rights now or hereafter attaching thereto, including the right to receive all dividends or other distributions declared, paid or made after 1st September, 1994, except that Lilliput Shareholders will be entitled to receive and retain the recommended interim dividend of 1.65p (net) per Lilliput Share in respect of the year ending 31st December, 1994 proposed to be paid on 14th October, 1994 to shareholders on the register at the close of business on 29th September, 1994;

(c) such Lilliput Shareholder has not received or sent copies of this document, the Form of Acceptance or any related offering documents in, into or from the United States or Canada, has not utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States or Canada, was outside the United States or Canada when the Form of Acceptance was delivered, and not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Lilliput Shares from outside the United States or Canada;

(d) the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Lilliput Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of any director of Stanhome or any director of Goldman Sachs as such shareholder's attorney and/or agent, and an irrevocable instruction to the attorney and/or agent, to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent in relation to the Lilliput Shares referred to in paragraph 7(a) in respect of which the accepting Lilliput Shareholder has not validly withdrawn his acceptance in favour of Stanhome or such other person or persons as Stanhome may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent, together with the share certificate(s) and/or other documents relating to the Lilliput Shares, for registration within 6 months of the Offer becoming unconditional in all respects and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in Stanhome or its nominee(s) the Lilliput Shares as aforesaid;


(e) the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Lilliput Shareholder not having validly withdrawn his acceptance, separate irrevocable authorities and requests:

     (i) to Lilliput or its agents, to procure the registration of the transfer of the Lilliput Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Stanhome or as it may direct;

     (ii) to Stanhome or its agents, to procure the despatch by post (or by such other method as may be approved by the Panel) of a town clearing cheque for any cash to which an accepting Lilliput Shareholder becomes entitled pursuant to his acceptance of the Offer (and at the risk of such person) to the person whose name and address is set out in Box 4 of the Form of Acceptance or, if none is set out, to the person whose name and address (outside the United States or Canada) is set out in Box 3 of the Form of Acceptance or to the first-named holder at his registered address (outside the United States or Canada);

(f) the execution of the Form of Acceptance constitutes a separate authority to any director of Stanhome and to any director of Goldman Sachs and/or their respective agents and the irrevocable appointment of any such director and/or agent as such shareholder's attorney and/or agent within the terms of paragraph 4 above;

(g) after the Offer becomes or is declared unconditional in all respects (or if the Offer would become or be declared unconditional in all respects or lapse immediately upon the outcome of the resolution in question) and pending registration:

     (i) Stanhome shall be entitled to direct the exercise of any votes attaching to any Lilliput Shares in respect of which the Offer has been accepted or is deemed to have been accepted (and in respect of which such acceptance has not been validly withdrawn) and any other rights and privileges attaching to such Lilliput Shares, including the right to requisition a general meeting or separate class meeting of Lilliput, such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

     (ii) the execution of the Form of Acceptance by a Lilliput Shareholder constitutes, with regard to the Lilliput Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

          (a) an authority to Lilliput from such Lilliput Shareholder to send any notice, warrant, document or other communication (save in relation to the interim dividend) which may be required to be sent to him as a member of Lilliput to Stanhome at its registered office;

          (b) an authority to Stanhome to sign any consent to short notice of a general or separate class meeting on his behalf and/or to execute a form of proxy in respect of such Lilliput Shares appointing any person nominated by Stanhome to attend general or separate class meetings of Lilliput or its members or any of them and to exercise the votes attaching to such Lilliput Shares on his behalf, such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

          (c) the agreement of such Lilliput Shareholder not to exercise any of such rights without the consent of Stanhome and the irrevocable undertaking of such shareholder not to appoint a proxy or representative for or to attend any such meetings;

(h) he will deliver to The Royal Bank of Scotland plc, Registrar's Department, New Issues Section, P.O. Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ, (or alternatively by hand only to The Royal Bank of Scotland plc, Registrar's Department, New Issues Section, 15 Featherstone Street, London EC1Y 8QS), his share certificate(s) and/or other document(s) of title in respect of the Lilliput Shares referred to in paragraph 7(a) above, or an indemnity acceptable to Stanhome in lieu thereof, as soon as possible and in any event within 6 months of the Offer becoming unconditional in all respects;

(i) the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly;

(j) if he accepts the Offer, he shall do all such acts and things as shall be necessary or expedient to vest in Stanhome or its nominees or such other persons as it may decide the Lilliput Shares as aforesaid;

(k) he agrees to ratify each and every act or thing which may be done or effected by Stanhome or Goldman Sachs and any director or either of them or their respective agents, or Lilliput or its agents, as the case may be, in the proper exercise of any of his or its powers and/or authorities conferred by or referred to in this Part B;


(l) if any provision of this Part B shall be unenforceable or invalid or shall not operate so as to afford Stanhome and Goldman Sachs and/or any director of either of them or their agent the full benefit of the authorities and powers of attorney expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents as may be required or desirable to enable Stanhome and Goldman Sachs and/or any director of either of them or their agents to secure the full benefit of such authorities and powers of attorney.

     On execution the Form of Acceptance shall take effect as a deed.

     References in this Part B to Lilliput Shareholders shall include reference to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Part B shall apply to them jointly and to each of them. References to the masculine gender shall include the feminine.

                                  APPENDIX II

               FINANCIAL AND OTHER INFORMATION ON STANHOME INC.

1. DIRECTORS OF STANHOME INC.

The Directors of Stanhome Inc. are:

H. L. Tower............. Chairman of the Board
G. William Seawright.... President and Chief Executive Officer
Allan G. Keirstead...... Executive Vice President and Chief Administrative and Financial Officer
John F. Cauley, Jr. .... Director
Janet M. Clarke......... Director
Alejandro Diaz Vargas... Director
Judith R. Haberkorn..... Director
Thomas R. Horton........ Director
Alla O'Brien............ Director
Homer G. Perkins........ Director
Anne-Lee Verville....... Director

2. PRINCIPAL AND REGISTERED OFFICE OF STANHOME INC.

The principal and registered office of Stanhome Inc. is at 333 Western Avenue, Westfield, Massachusetts 01085.

3. FINANCIAL STATEMENTS

(A) CONSOLIDATED PROFIT AND LOSS ACCOUNTS

A summary of the consolidated profit and loss account of Stanhome Inc. for the three years ended 31st December, 1993, extracted from the published audited accounts of Stanhome Inc., on which the audit opinion was unqualified, is set out below:

                                                   Years ended 31st December,
                                                   ----------------------------
                                                       1993      1992      1991
                                                   --------  --------  --------
                                                          US$ millions
NET SALES.........................................    750.7     744.0     710.2
Cost of Sales.....................................    304.7     295.1     281.7
                                                   --------  --------  --------
Gross Profit......................................    446.0     448.9     428.5
Selling, General and Administrative Expense.......    363.5     365.5     349.4
Restructuring Charge..............................     17.0        --        --
                                                   --------  --------  --------
OPERATING PROFIT..................................     65.5      83.4      79.1
Interest Expense..................................     (2.0)     (3.4)     (5.0)
Other Income, net.................................      2.6       6.9       7.0
                                                   --------  --------  --------
INCOME BEFORE INCOME TAXES........................     66.1      86.9      81.1
Income Taxes......................................     33.0      40.3      36.1
NET INCOME........................................     33.1      46.6      45.0
                                                   ========  ========  ========
EARNINGS PER COMMON SHARE
Primary...........................................    $1.68     $2.32     $2.22
Fully Diluted.....................................     1.67      2.32      2.21

(B) CONSOLIDATED STATEMENT OF RETAINED EARNINGS

A summary of the consolidated statement of retained earnings of Stanhome Inc. for the three years ended 31st December, 1993, extracted from Stanhome's published audited accounts is set out below:

                                                  Years ended 31st December,
                                                  ----------------------------
                                                      1993      1992      1991
                                                  --------  --------  --------
                                                         US$ millions
BALANCE, BEGINNING OF YEAR.......................    325.2     297.5     270.6
Net Income.......................................     33.1      46.7      45.1
Cash dividends, $1.00 per share in 1993, $0.96
 per share in 1992 and $0.92 per share in 1991...    (19.6)    (18.9)    (18.1)
BALANCE, END OF YEAR.............................    338.7     325.3     297.6
                                                  --------  --------  --------

(C) CONSOLIDATED BALANCE SHEET

The consolidated balance sheet of Stanhome Inc. as at 31st December, 1993, extracted from the published audited accounts of Stanhome Inc. as at that date, is set out below:

                                                                31st December,
                                                                          1993
                                                                --------------
                                                                 US$ millions
ASSETS
CURRENT ASSETS:
Cash (including interest bearing demand deposits)..............           20.9
Certificates of deposit and time deposits......................           32.5
Marketable securities, at cost (which approximates market val-
 ue)...........................................................            7.4
Notes and accounts receivable, net.............................          123.0
Inventories....................................................           94.9
Prepaid advertising............................................           30.9
Other prepaid expenses.........................................            4.8
                                                                         -----
TOTAL CURRENT ASSETS...........................................          314.4
                                                                         -----
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Land and improvements..........................................            6.9
Buildings and improvements.....................................           42.1
Machinery and equipment........................................           26.9
Furniture and fixtures.........................................           28.3
Transportation equipment.......................................            3.6
                                                                         -----
                                                                         107.8
Less Accumulated depreciation and amortization.................           63.2
                                                                         -----
TOTAL PROPERTY, PLANT AND EQUIPMENT............................           44.6
                                                                         -----
OTHER ASSETS:
Intangibles....................................................
Goodwill, net..................................................           43.0
Product lines and other, net...................................           18.7
Other..........................................................            9.0
                                                                         -----
TOTAL OTHER ASSETS.............................................           70.7
                                                                         -----
                                                                         429.7
                                                                         =====
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes and loans payable........................................            0.8
Accounts payable...............................................           51.2
Federal, state and foreign taxes on income.....................           21.6
Accrued expenses--Payroll and commissions......................           12.8
Restructuring..................................................           10.8
Acquisitions...................................................            9.1
Vacation, sick leave, retirement insurance.....................            9.1
Royalties......................................................            7.3
Pensions and profit sharing....................................            5.1

Other..........................................................           27.2
                                                                         -----
TOTAL CURRENT LIABILITIES......................................          155.0
                                                                         -----
LONG-TERM LIABILITIES:
Foreign employee severance obligations.........................           12.9
Pensions.......................................................            7.4
                                                                         -----
TOTAL LONG-TERM LIABILITIES....................................           20.3
                                                                         -----
SHAREHOLDERS' EQUITY:
Common stock, par value $.125
Authorised 80,000,000 shares
Issued 25,228,240 shares.......................................            3.2
Capital in excess of par value.................................           34.0
Retained earnings..............................................          338.8
Cumulative translation adjustments.............................          (27.4)
                                                                         -----
                                                                         348.6
                                                                         -----
Less Shares held in treasury, at cost -- common stock,
 5,836,617 shares..............................................           94.2
                                                                         -----
TOTAL SHAREHOLDERS' EQUITY.....................................          254.4
                                                                         -----
                                                                         429.7
                                                                         =====

(D) CONSOLIDATED STATEMENT OF CASH FLOWS

A summary of the consolidated statement of cash flows of Stanhome Inc. for the year ended 31st December, 1993, extracted from Stanhome's published audited accounts as at that date, is set out below:

                                                                     Year ended
                                                                 31st December,
                                                                           1993
                                                                 --------------
                                                                  US$ millions
OPERATING ACTIVITIES:
Net Income.....................................................            33.1
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
 OPERATING ACTIVITIES:
Depreciation and amortization of property, plant and equipment.             8.4
Allowance for losses on accounts receivable....................             3.3
Amortization of other assets...................................             2.3
(Gain )/loss on sale of capital assets.........................           (0.01)
Changes in assets and liabilities, net of effects from acquisi-
 tion of businesses:
Notes and accounts receivable..................................           (22.6)
Inventories....................................................            21.8
Prepaid expenses...............................................            (7.4)
Other assets...................................................            (0.7)
Accounts payable, accrued expenses and other current liabili-
 ties..........................................................            20.8
Taxes on income................................................            (0.4)
Foreign employee severance obligations.........................           0.004
Long-term pensions.............................................             0.7
                                                                   ------------
Net cash provided by operating activities......................            59.3
INVESTING ACTIVITIES:
Purchase of property, plant and equipment......................            (6.5)
Acquisition of businesses, net of cash acquired, including ad-
 ditional contingent cash payments.............................            (0.2)
Proceeds from sale of property, plant and equipment............             0.6
Other, principally marketable securities.......................         (0.0008)
                                                                   ------------
Net cash used in investing activities..........................            (6.1)
FINANCING ACTIVITIES:
Cash dividends.................................................           (19.6)
Exchanges and purchases of common stock........................           (12.2)

Notes and loans payable........................................            (0.3)
Exercise of stock options......................................             0.9
Other common stock issuance....................................             0.3
                                                                   ------------
Net cash used in financing activities..........................           (30.9)
Effect of exchange rate changes on cash and cash equivalents...            (2.7)
                                                                   ------------
Increase/(decrease) in cash and cash equivalents...............            19.6
Cash and cash equivalents, beginning of year...................            33.8
                                                                   ------------
Cash and cash equivalents, end of year.........................            53.4
                                                                   ============

(E) SELECTED NOTES EXTRACTED FROM THE PUBLISHED AUDITED ACCOUNTS OF STANHOME INC. FOR THE THREE YEARS ENDED 31ST DECEMBER, 1993.

     (I) ACCOUNTING POLICIES:

      (a) Basis of consolidation

      The accompanying consolidated financial statements include the accounts of Stanhome Inc. and its subsidiaries. All significant intercompany transactions have been eliminated in the consolidated financial statements. Certain reclassifications have been made to the prior years' financial statements to make them comparable to the 1993 presentation.

      (b) Cash

      The carrying amount of cash and certificates of deposit and notes and loans payable approximate fair value.

      The Company considers all highly liquid securities with maturities of three months or less, when purchased, to be cash equivalents. Marketable securities consist primarily of treasury bills and commercial paper maturing as follows:

                                                                            1993
                                                                    ------------
                                                                    US$ millions
     Three months or less..........................................           --
     Over three months.............................................          7.4
                                                                             ---
                                                                             7.4
                                                                             ===

      (c) Direct selling

      Sales by certain international direct selling subsidiaries are transacted at retail prices. However, these sales are reflected in the consolidated financial statements at equivalent wholesale selling prices.

      (d) Notes and accounts receivable

      Notes and accounts receivable were net of allowance for doubtful accounts of $15.7 million at 31st December, 1993.

      (e) Inventories

      Inventories are valued at the lower of cost or market. Cost components include labour, manufacturing overhead and amounts paid to suppliers of materials. The Company values raw materials and certain manufactured and purchased items in the United States and Italy utilising the last-in, first-out method while the first-in, first-out method is used for substantially all other inventories. The cost, on a first-in, first-out basis over the carrying amount of inventories as reflected in the accompanying consolidated balance sheet was $1.2 million at 31st December, 1993.

      The major classes of inventories were as follows:

                                                                             1993
                                                                     ------------
                                                                     US$ millions
      Raw materials and supplies....................................          6.7
      Work in process...............................................          0.6
      Finished good in transit......................................          8.8
      Finished goods................................................         78.8
                                                                            ----
                                                                            94.9
                                                                            ====

      (f) Pre-paid expenses

      The Company incurs prepaid advertising expense in connection with the marketing of certain of its direct response products. Such expense is amortised over the life of the associated product programs which is generally less than one year.

      (g) Depreciation

      Depreciation is provided over the estimated useful lives of the assets utilising straight-line and declining balance methods. The methods for financial statement and income tax purposes differ in some circumstances, resulting in deferred income taxes.

      The estimated useful lives of the various classes of assets are:

      Class of asset                                               Range in years
      --------------                                               --------------
      Land improvements...........................................          10-15
      Buildings and improvements..................................          15-40
      Machinery and equipment.....................................           5-12
      Furniture and fixtures......................................           5-10
      Transportation equipment....................................            3-8

      (h) Amortisation of goodwill

      Intangible assets result from the allocation of the excess cost of acquisitions over net tangible assets acquired. Intangibles were net of accumulated amortisation of $19.1 million at 31st December, 1993. Product lines, not resulting from the acquisition of Enesco in 1983 were $18.3 million in 1993 and are being amortised over the shorter of actual life or 33 years. Other items are being amortised over 5 years. Goodwill is being amortised over 20 to 40 years. Product lines and other amortisation amounted to $1.0 million for 1993. Goodwill amortisation was $1.3 million for 1993.

      (i) Interest paid

      Total Company interest paid was $2.0 million in 1993, $3.4 million in 1992 and $5.0 million in 1991.

      (j) Income from foreign subsidiaries

      The Company accrues appropriate US and foreign income taxes on earnings of subsidiary companies which are intended to be remitted to the parent company in the near future. The cumulative amount of unremitted earnings of subsidiaries which has been, or is intended to be, permanently reinvested, aggregated approximately $16.6 million at 31st December, 1993. Had such reinvested unremitted earnings been distributed during 1993, applicable income taxes would have amounted to approximately $3.6 million representing primarily taxes which would be withheld by foreign countries.

      (k) Earnings per share

      Primary earnings per common share are based on the average number of common shares outstanding and common share equivalents during the year. Common share equivalents represent dilutive stock options using the treasury stock method. Fully diluted earnings per common share assumes, in addition to the above, an additional dilutive effect of stock options.

      The number of shares used in the earnings per common share computation for 1993, 1992 and 1991 were as follows:

                                                     1993       1992       1991
                                               ---------- ---------- ----------
     PRIMARY
     Average common shares outstanding........ 19,634,230 19,753,290 19,681,026
     Stock options............................    114,621    398,976    613,681
                                               ---------- ---------- ----------
     Average shares primary................... 19,748,851 20,152,266 20,294,707

     FULLY DILUTED
     Additional dilutive effect of stock op-
      tions...................................     41,729      8,125     60,577
                                               ---------- ---------- ----------
     Average shares fully diluted............. 19,790,580 20,160,391 20,355,284

  (II) EMPLOYEE BENEFIT PLANS:

     The Company and some of its subsidiaries have several employee benefit plans covering most of their full time US employees. The benefits under these plans are based primarily on years of service and compensation rates near retirement. The plans are funded in conformity with Federal tax and actuarial regulations. The prior year figures for the domestic plans have been adjusted to include nonqualified supplemental plans.

     Pension expense for the domestic plans includes the following components:

                                                               1993  1992  1991
                                                               ----  ----  ----
                                                                US$ millions
   Service cost during the period............................   1.2   1.6   1.5
   Interest cost on the projected benefit obligation.........   2.5   2.3   2.1
   Actual return on plan assets..............................  (1.3) (0.9) (1.9)
   Net amortization of prior service cost, net transition li-
    ability and net loss.....................................  0.05  (0.4)  0.6
                                                               ----  ----  ----
   PENSION EXPENSE...........................................   2.5   2.6   2.3
                                                               ====  ====  ====

     The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheet at 31st December, 1993:

                                                                          1993
                                                                  ------------
                                                                  US$ millions
   Actuarial present value of benefit obligations:
   Vested benefits...............................................         28.6
   Nonvested benefits............................................          1.6
                                                                         -----
   Accumulated benefit obligation................................         30.2
   Additional obligation for future salary increases.............          7.1
                                                                         -----
   Projected benefit obligation..................................         37.3
                                                                         -----
   Fair value of plan assets, primarily marketable securities....        (22.2)
                                                                         -----
   Unfunded excess of projected benefit obligation over plan as-
    sets.........................................................         15.1
   Unrecognized net transition asset/(liability), being recog-
    nized over 15 years..........................................         (1.2)
   Unrecognized prior service costs..............................          0.2
   Unrecognized net gain/loss....................................         (4.8)
                                                                         -----
   PENSION LIABILITY RECOGNIZED IN THE BALANCE SHEET.............          9.3
                                                                         =====

     The weighted average discount rate used to measure the projected benefit obligation ranges from 5% to 8%, the rate of increase in future compensation levels ranges from 5% to 7% and the expected long-term rate of return on assets is 8%.

     Certain foreign subsidiaries are required to pay a severance allowance to eligible employees upon voluntary or involuntary separation. Provision is made annually for all eligible employees. Generally, such payments are based upon years of service and level of compensation.

     Severance expense for the combined foreign subsidiary severance allowance programs includes the following components:

                                                          1993    1992    1991
                                                        ------  ------  ------
                                                            US$ millions
   Service cost during the period......................    1.6     1.9     1.8
   Interest cost on the projected benefit obligation...    1.7     1.8     1.8
   Actual return on plan assets........................  (0.03)  (0.05)  (0.04)
   Net amortization of prior service cost, net transi-
    tion liability and net loss........................    0.3     0.1     0.1
                                                        ------  ------  ------
   SEVERANCE EXPENSE...................................    3.6     3.8     3.7
                                                        ======  ======  ======

   The following table sets forth the programs' funded status and amounts recognized in the subsidiaries' balance sheets at 31st December, 1993:

                                                                                    1993
                                                                            ------------
                                                                            US$ millions
   Actuarial present value of benefit obligations:
   Vested benefits......................................................             9.6
   Nonvested benefits...................................................             1.9
                                                                                    ----
   Accumulated benefit obligation.......................................            11.5
   Additional obligation for future salary increases....................             7.3
                                                                                    ----
   PROJECTED BENEFIT OBLIGATION.........................................            18.8
                                                                                    ----
   Fair value of plan assets,...........................................            (0.2)
                                                                                    ----
   Unfunded excess of projected benefit obligation over plan assets.....            18.6
   Unrecognized net transition asset/(liability), being recognized
    over 17 years.......................................................            (1.1)
   Unrecognized net gain/loss...........................................            (4.5)
                                                                                    ----
   SEVERANCE LIABILITY RECOGNIZED IN THE BALANCE SHEET..................            13.0
                                                                                    ====

   The discount rates used to measure the projected benefit obligation range from 8% to 13.5%, the rate of increase in future compensation levels ranges from 5.5% to 11.5% and funding is not significant.

   In addition to providing pension benefits, the Stanhome Group sponsors a single-employer defined benefit post retirement health care and life insurance plan. Substantially all of the US direct selling and corporate employees may become eligible for the benefits under this plan if they reach allowable retirement age while working for the Company or its subsidiaries. Those benefits are provided principally through insurance companies whose premiums are based on the anticipated benefits to be paid. The total costs for such retired employee benefits were principally accrued during their active employment.

   Effective January 1993, the Company adopted Statement No. 106 of the Financial Accounting Standards Board and formalized its funding policy for the plan. Under that policy, the Company pays premiums to insurance companies who provide the post retirement benefits. The effect of adopting the statement in 1993 was not material to the Company.

   Net periodic post retirement benefit expense for 1993 includes the following components (in thousands):

                                                                                    1993
                                                                                --------
                                                                                US$ '000
   Service cost.........................................................             310
   Interest cost on accumulated post retirement benefit obligation......             180
   Actual return on plan assets.........................................              --
   Amortization of net transition liability.............................              --
   Net amortization and deferral........................................              --
                                                                                --------
   NET PERIODIC POST RETIREMENT BENEFIT EXPENSE.........................             490

   The following table sets forth the funded status of the plan reconciled with the amount shown in the Company's balance sheet at 31st December, 1993 (in thousands):

                                                                                    1993
                                                                                --------
                                                                                US$ '000
   Accumulated post retirement benefit obligation:
   Retirees.............................................................           1,762
   Fully eligible active plan participants..............................             933
   Other active plan participants.......................................           2,657
                                                                                --------
                                                                                   5,352
   Plan assets at fair value............................................              --
                                                                                --------
   Accumulated post retirement benefit obligation in excess of plan
    assets..............................................................           5,352
   Unrecognized net gain/(loss) from differences between past experience
    and that assumed....................................................              --
   Unrecognized prior service cost......................................              --
   Unrecognized net transition asset/(liability)........................              --
                                                                                --------
   ACCRUED POST RETIREMENT BENEFIT LIABILITY RECOGNIZED IN THE BALANCE
    SHEET...............................................................           5,352

   A 25% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994. The cost trend rate was assumed to decrease gradually but still remain at double digit rates until 2020. After 2020, the rate was assumed to drop to and stabilize at 8%. Increasing the assumed health care expense trend rates by one percentage point in each year would increase the accumulated post retirement benefit obligation as of 31st December, 1993 by $500,000 and the aggregate of the service and interest cost components of the net post retirement benefit expense for the year then ended by $150,000.

   The weighted-average discount rate used in determining the accumulated post retirement benefit obligation was 6%.

   In addition, provisions have been made for unfunded anticipated retirement benefits for certain Officers. Also, certain subsidiaries have established funded profit sharing and defined contribution retirement plans. Total consolidated pension, severance allowance, profit sharing and retirement plan expense amounted to $9,561,000 in 1993, $9,614,000 in 1992 and $8,579,000 in 1991.

   (III) SHAREHOLDERS' EQUITY:
   In 1988, the Company's Board of Directors adopted a Stockholder Rights Plan in which common stock purchase rights were distributed to shareholders at the rate of one right for each share of common stock creating common stock together with the associated common stock purchase rights ("common stock"). The rights are exercisable at $85 per share and will expire on 19th September, 1998.

   In 1991, the shareholders approved a new Stock Option Plan previously adopted by the Board of Directors which provides for both incentive and nonqualified stock options. Options for up to 2,000,000 shares of common stock may be granted under the 1991 Plan. The plan provides that nonqualified options for 1,500 shares of common stock be granted annually from 1991 through 1995 to each non-employee Director then serving. The Company also has a 1984 Stock Option Plan, which provides for both incentive and nonqualified stock options, under which options for up to 3,000,000 shares of common stock may be granted. Both plans provide for the granting to selected key employees, and non-employee Directors in the case of the 1991 Plan, of options to acquire shares of such stock at a price not less than their fair market value at the time of grant. Other option terms are determined at the time of grant, but normally options are exercisable only after a one year waiting period in four equal annual instalments, and expire ten years from the date of grant.

   In 1993, the Board of Directors approved a Special Interim Chief Executive Officer Stock Option Plan which provided for a special one-time grant of nonqualified stock options to the Company's Interim Chief Executive Officer in lieu of cash compensation. These options vested fully in increments of 10,000 during each month in which he served in that capacity, are exercisable six months after the date of grant, and expire ten years from the date of grant.

   Stock option activity under all plans is summarised as follows:

                                                        Number of
                                                           Shares  Option Price
                                                        ---------  ------------
   OUTSTANDING AT 31ST DECEMBER, 1990.................. 1,698,719  $4.47--30.88
   Granted.............................................    19,500  33.62--41.12
   Exercised...........................................  (301,229)  4.97--27.13
   Cancelled...........................................   (35,230) 11.13--27.13

   OUTSTANDING AT 31ST DECEMBER, 1991.................. 1,381,760  $4.47--41.12
   Granted.............................................   378,000  33.75--33.88
   Exercised...........................................  (245,583)  4.47--28.50
   Cancelled...........................................  (114,700) 20.13--33.75

   OUTSTANDING AT 31ST DECEMBER, 1992.................. 1,399,477  $4.97--41.12
   Granted.............................................   499,200  26.88--33.25
   Exercised...........................................   (50,713)  4.97--27.13
   Cancelled...........................................   (97,350) 26.88--33.88

   OUTSTANDING AT 31ST DECEMBER, 1993.................. 1,750,614  $8.94--41.12

   At 31st December, 1993, there were 968,474 options vested and exercisable and 1,442,425 shares available for future grants.

   An analysis of treasury stock transactions for the three years ended 31st December, 1991, 1992 and 1993 is as follows:

                                                                 Common
                                                                 Shares    Cost
                                                              ---------  ------
                                                                  US$ millions
   BALANCE, 31ST DECEMBER, 1990.............................. 5,678,082    72.4
   Purchases.................................................        --      --
   Stock option exchanges....................................    66,964     2.3
   Exercise of stock options.................................  (301,229)   (0.9)
   Issue of PAYSOP shares....................................    (3,407)  (0.01)
   Investment Savings Plan--401(k) issues....................    (2,964) (0.009)

   BALANCE, 31ST DECEMBER, 1991.............................. 5,437,446    73.8
   Purchases.................................................   163,200     5.3
   Stock option exchanges....................................   107,998     3.8
   Exercise of stock options.................................  (245,583)   (0.8)
   Issue of PAYSOP shares....................................    (5,596)  (0.02)
   Investment Savings Plan--401(k) issues....................    (3,041)  (0.01)

   BALANCE, 31ST DECEMBER, 1992.............................. 5,454,424    82.1
   Purchases.................................................   435,800    12.0
   Stock option exchanges....................................     7,336     0.2
   Exercise of stock options.................................   (50,713)   (0.2)
   Issue of PAYSOP shares....................................    (5,790)  (0.02)
   Investment Savings Plan--401(k) issues....................    (4,440)  (0.02)

   BALANCE, 31ST DECEMBER, 1993.............................. 5,836,617    94.1

   In 1985, the Company approved a Payroll-Based Stock Ownership Plan ("PAYSOP") which provides common stock to eligible employees and allows the Company a Federal income tax deduction equal to the market value of the issued stock. In 1987, the Company introduced an Investment Savings Plan in accordance with Section 401(k) of the Internal Revenue Code. One of the features of this retirement savings plan provides common stock to eligible employees and allows the Company a Federal income tax deduction equal to the market value of the issued stock.

   The change in capital in excess of par value resulted from the exercise of stock options, including the related income tax benefit ($0.7 million, $5.0 million and $4.7 million in 1993, 1992 and 1991, respectively), issuance of PAYSOP shares ($0.2 million, $0.2 million and $0.1 million in 1993, 1992 and 1991, respectively) and issuance of 401(k) Plan shares ($0.1 million, $0.1 million and $0.1 million in 1993, 1992 and 1991, respectively) noted above.

   An analysis of the change in shareholders' equity from the cumulative translation adjustment component for the years ended 31st December, 1993, 1992 and 1991 is as follows:

                                                                      Cumulative
                                                                     Translation
                                                                     Adjustments
                                                                    ------------
                                                                    US$ millions
   BALANCE, 31ST DECEMBER, 1990....................................         12.6
   Adjustment for 1991.............................................          0.8
                                                                            ----
   BALANCE, 31ST DECEMBER, 1991....................................         13.4
   Adjustment for 1992.............................................          8.9
                                                                            ----
   BALANCE, 31ST DECEMBER, 1992....................................         22.3
   Adjustment for 1993.............................................          5.1
                                                                            ----
   BALANCE, 31ST DECEMBER, 1993....................................         27.4
                                                                            ----

   (IV) OTHER INCOME, NET

   Other income, net consists of the following:

                                                              1993  1992   1991
                                                             -----  ----  -----
                                                               US$ millions
   Investment income........................................   4.2   6.7    8.2
   Gains/(losses) on the sale of capital assets, net........ (0.01)  1.3  (0.03)
   Exchange transaction/translation gains, net..............   0.6   0.7    0.5
   Other assets amortization................................  (2.3) (2.2)  (2.0)
   Other items, net.........................................  0.04   0.4    0.3
                                                             -----  ----  -----
   OTHER INCOME.............................................   2.5   6.9    7.0
                                                             =====  ====  =====

   (V) GEOGRAPHICAL AND PRODUCT ANALYSIS

   The Company operates predominantly in two major geographic areas and three business segments. The direct selling segment is engaged in the manufacture, sale and distribution of household cleaning, personal grooming and related products. The giftware segment imports and distributes creatively designed giftware and collectibles to a diverse group of retailers. The direct response segment markets collectibles and giftware to consumers and retailers.

   Transfers between geographic areas and segments are made at the market value of the merchandise transferred. The eliminations in the identifiable assets are for intercompany receivables and profit in inventory. Corporate assets have consisted principally of certificates of deposit, time deposits, marketable securities and corporate receivables.

   The following tables summarise the Company's operations by geographic area and business segment for 1991, 1992 and 1993:

                                                             1993   1992   1991
                                                            -----  -----  -----
                                                              US$ millions
   GEOGRAPHIC AREA
   Net Sales
   United States........................................... 480.3  427.7  388.7
   Europe.................................................. 205.3  250.9  245.2
   Other International and Eliminations....................  65.1   65.5   76.4
                                                            -----  -----  -----
   TOTAL CONSOLIDATED...................................... 750.7  744.1  710.3
                                                            =====  =====  =====
   Operating Profit (a)
   United States...........................................  50.9   54.8   47.6
   Europe..................................................  17.8   32.7   32.8
   Other International and Eliminations....................   4.5    3.7    5.8
                                                            -----  -----  -----
   Operating profit before corporate expense...............  73.2   91.2   86.2
   General corporate expense...............................  (7.6)  (7.7)  (7.1)
                                                            -----  -----  -----
   TOTAL CONSOLIDATED......................................  65.6   83.5   79.1
                                                            =====  =====  =====
   IDENTIFIABLE ASSETS
   United States........................................... 298.0  276.0  247.7
   Europe..................................................  81.6  108.8  132.0
   Other International and Eliminations....................  18.8   24.3   33.5
                                                            -----  -----  -----
   Identifiable assets..................................... 398.4  409.1  413.2
   Corporate assets........................................  31.3    6.5    6.1
                                                            -----  -----  -----
   TOTAL CONSOLIDATED...................................... 429.7  415.6  419.3
                                                            =====  =====  =====

   (a) Operating profit for 1993 includes restructuring charges of $10,110,000 for the United States, $5,140,000 for Europe and $1,750,000 for other international locations

                                                             1993   1992   1991
                                                           ------  -----  -----
                                                              US$ millions
   PRODUCT AREA
   Net Sales
   Giftware...............................................  367.5  349.3  329.5
   Direct Response........................................  129.4   95.5   79.4
   Direct Selling.........................................  255.1  300.1  301.4
   Elimination............................................   (1.4)  (0.8)  (0.1)
                                                           ------  -----  -----
   TOTAL CONSOLIDATED.....................................  750.6  744.1  710.2
                                                           ======  =====  =====
   Operating Profit(a)
   Giftware...............................................   52.6   52.1   48.7
   Direct Response........................................   10.4    7.3    6.1
   Direct Selling.........................................   10.2   31.7   31.4
                                                           ------  -----  -----
   Operating profit before corporate expense..............   73.2   91.1   86.2
   General corporate expense..............................   (7.6)  (7.7)  (7.1)
                                                           ------  -----  -----
   TOTAL CONSOLIDATED.....................................  565.6   83.4   79.1
                                                           ======  =====  =====
   Depreciation and Amortisation
   Giftware...............................................    5.3    5.2    4.5
   Direct Response........................................    1.4    1.1    0.9
   Direct Selling.........................................    3.8    4.0    4.4
                                                           ------  -----  -----
   Depreciation and Amortisation..........................   10.5   10.3    9.8
   Corporate Depreciation and Amortisation................    0.3    0.2    0.2
                                                           ------  -----  -----
   TOTAL CONSOLIDATED.....................................   10.8   10.5   10.0
                                                           ======  =====  =====
   Capital Expenditures
   Giftware...............................................    2.3    2.5    3.5
   Direct Response........................................    1.1    0.9    0.9
   Direct Selling.........................................    2.8    3.2    3.4
                                                           ------  -----  -----
   Capital Expenditures...................................    6.2    6.6    7.8
   Corporate Capital Expenditures.........................    0.3    0.3   0.09
                                                           ------  -----  -----
   TOTAL CONSOLIDATED.....................................    6.5    6.9    7.9
                                                           ======  =====  =====
   Identifiable Assets
   Giftware...............................................  346.3  315.1  301.3
   Direct Response........................................   90.9   69.2   55.9
   Direct Selling.........................................   91.2  119.6  150.1
   Eliminations........................................... (130.0) (94.8) (94.1)
                                                           ------  -----  -----
   Identifiable Assets....................................  398.4  409.1  413.2
   Corporate Assets.......................................   31.3    6.5    6.1
                                                           ------  -----  -----
   TOTAL CONSOLIDATED.....................................  429.7  415.6  419.3
                                                           ======  =====  =====

   (a) Operating profit for 1993 includes restructuring charges of $4,000,000 for Giftware, $13,000,000 for Direct Selling

   (VI) INCOME TAXES

   Effective January 1993, the Company adopted Statement No. 109 of the Financial Accounting Standards Board. Prior year financial statements have not been restated for the effect of this statement. The effect of adopting the statement in 1993 on income before income taxes was not material.

                                                                  Deferred Tax
                                                                       Benefit
                                                              (Liability) 1993
                                                              ----------------
                                                                  US$ millions
   UNITED STATES
   FEDERAL
   Prepaid advertising.......................................             (9.7)
   Acquisition step-up amortization adjustment...............             (4.2)
   Accelerated depreciation..................................             (1.5)
   Inventory reserve.........................................              4.2
   Deferred compensation.....................................              2.8
   Bad debt reserve..........................................              1.9
   Retirement insurance......................................              1.7
   Returns and allowances reserve............................              1.0
   Other items, net..........................................              2.0
                                                                  ------------
                                                                          (1.8)
                                                                  ------------

                                                                   Deferred Tax
                                                                        Benefit
                                                               (Liability) 1993
                                                               ----------------
                                                                   US$ millions
   STATE
   Prepaid advertising........................................             (1.8)
   Acquisition step-up amortization adjustment................              (.9)
   Accelerated depreciation...................................              (.3)
   Inventory reserve..........................................               .9
   Deferred compensation......................................               .6
   Bad debt reserve...........................................               .4
   Retirement insurance.......................................               .4
   Returns and allowances reserve.............................               .2
   Other items, net...........................................               .5
                                                                           ----
                                                                            0.0
                                                                           ----
   FOREIGN
   Accelerated depreciation...................................             (2.7)
   Other items, net...........................................              1.0
                                                                           ----
                                                                           (1.7)
                                                                           ----
   TOTAL......................................................             (3.5)
                                                                           ====

   The domestic and foreign components of income before income taxes are as follows:

                                                                  1993 1992 1991
                                                                  ---- ---- ----
                                                                   US$ millions
   Domestic...................................................... 46.2 55.4 44.4
   Foreign....................................................... 19.9 31.6 36.8
                                                                  ---- ---- ----
                                                                  66.1 87.0 81.2
                                                                  ==== ==== ====

   The provision for income taxes consists of the following:

                                                                  1993 1992 1991
                                                                  ---- ---- ----
                                                                   US$ millions
   CURRENTLY PAYABLE:
   United States Federal......................................... 15.7 15.3 14.7
   United States State...........................................  4.6  4.1  3.8
   Foreign....................................................... 13.5 21.0 18.9
                                                                  ---- ---- ----
   TOTAL CURRENTLY PAYABLE....................................... 33.8 40.4 37.4
                                                                  ==== ==== ====

   DEFERRED:
   United States Federal...................................     0.3   1.0  (1.7)
   United States State.....................................  (0.009)  0.1  (0.1)
   Foreign.................................................    (1.0) (1.2)  0.5
                                                            -------  ----  ----
   TOTAL DEFERRED..........................................    (0.7) (0.1) (1.3)
                                                            -------  ----  ----
                                                               33.1  40.3  36.1
                                                            =======  ====  ====

   A reconciliation of the total effective tax rate to the statutory Federal income tax rate is as follows:

                                                              1993  1992  1991
                                                              ----  ----  ----
   Statutory income tax rate................................. 35.0% 34.0% 34.0%
   State taxes, net of Federal income tax effect.............  5.0   3.2   3.0
   Impact of foreign tax rates and credits...................  4.4   5.6   5.2
   Restructuring impact......................................  3.6   --    --
   Foreign subsidiaries in loss position receiving little or
    no tax benefit...........................................  1.1   1.9   0.9
   Impact of non-deductible expenses.........................  1.0   1.7   1.5
   Other items, net.......................................... (0.2) (0.1) (0.2)
   TOTAL EFFECTIVE INCOME TAX RATE........................... 49.9% 46.3% 44.4%

   The Company made income tax payments of $33.4 million in 1993, $41.6 million in 1992 and $37.5 million in 1991.

   (VII) COMMITMENTS AND CONTINGENCIES

         (a) Rentals

         The Company and its subsidiaries incurred rental expense under operating leases of $6.0 million in 1993, $7.6 million in 1992 and $7.3 million in 1991.

      The minimum rental commitments under non-cancellable operating leases as of 31st December, 1993 are as follows:

                                                               Aggregate Amount
                                                               ----------------
                                                                   US$ millions
     1994.....................................................              6.2
     1995.....................................................              4.4
     1996.....................................................              3.6
     1997.....................................................              2.6
     1998.....................................................              2.5
     Later years..............................................              4.2
                                                                           ----
     TOTAL MINIMUM FUTURE RENTALS.............................             23.5
                                                                           ====

      (b) Royalties

      The Company and its subsidiaries have entered into various licensing agreements requiring royalty payments ranging from 0.5% to 15.5% of specified product sales. Royalty payments under these licensing agreements totalled $28.1 million in 1993, $23.9 million in 1992 and $21.3 million in 1991. Pursuant to the various licensing agreements, the future minimum guaranteed royalty payments due as of 31st December, 1993 were $13.9 million in 1994, $12.4 million in 1995 and $12.0 million in 1996.

      (c) Lines of Credit

      At 31st December, 1993 the Company had formal and informal unused lines of credit of approximately $100.0 million.

      (d) FOREX Hedging

      The Company enters into foreign exchange contracts as a hedge against receivables from international subsidiaries. Market value gains and losses are recognised and the resulting credit or debit offsets foreign exchange gains or losses on those receivables. At 31st December, 1993 the Company had approximately $22.0 million (notional amount) of foreign exchange hedge contracts outstanding.

      (e) Legal Proceedings

      There are various legal proceedings pending against the Company and its subsidiaries which have arisen during the normal course of business. Management does not believe that the ultimate outcome of those legal proceedings will have a material adverse impact upon the consolidated financial condition of the Company.

4. RECENT RESTRUCTURING

In the second quarter of 1993, the Company incurred a restructuring charge of $17 million pre-tax, $11.5 million after tax, or $0.58 per share. The restructuring program takes advantage of consolidation opportunities principally in the distribution and administrative functions within the Company to achieve future operating efficiencies and savings. It is expected to include a reduction of approximately 10% of the Company's worldwide work force of 4,500. The program is expected to be virtually completed by the end of 1994. When completed, future annual cost savings are expected to be approximately $11 million pre-tax, $7 million after tax, or $0.35 per share. Part of the savings generated by the program will be used to build the Company's profitability, as well as enhance the Company's flexibility to capitalise on attractive growth opportunities. The charge includes $9.7 million for severance, $4.8 million for facilities closing and moving, $1.7 million write down of current assets, and $0.8 million write down of net fixed assets.

5. SECOND-QUARTER RESULTS

Set out below are extracts from the text of the unaudited statement of second-quarter results for Stanhome Inc. for the three months ended 30th June, 1994.

                             CHAIRMAN'S STATEMENT

     "Stanhome is building momentum to achieve long-term profitable growth and, in turn, enhanced shareholder value. Over a year ago, we commenced a program to increase our Company's operating efficiencies to achieve important cost savings, and to allocate our resources more effectively. The effect of this effort is being realized in our enhanced financial performance. Stanhome is now positioned to take advantage of increasing growth opportunities on a global basis.

     Stanhome's successful second quarter, ended June 30, 1994, reflects the more efficient cost structure the Company is putting in place, and a particularly strong record performance by Enesco, the Company's Worldwide Giftware operation. Stanhome achieved operating profit of $20,834,000 and net income of $11,608,000 or $.59 per share fully diluted, on revenues of $188,592,000. This represents a strong turnaround from the 1993 second quarter ended June 30, when, inclusive of a $17,000,000 pre-tax restructuring charge for the implementation of a two year cost savings program, Stanhome incurred a net loss of $1,223,000, or $.06 per share, on revenues of $187,236,000. The restructuring charge amounted to $11,500,000 after tax, or $.58 per share. Operating profit for the 1993 second quarter, exclusive of the restructuring charge, was $18,719,000.

     Both our Worldwide Giftware and Worldwide Direct Response operations had record revenue and earnings performances for the second quarter. Our Worldwide Direct Selling operation, even with a lower sales base than a year ago, produced increased profits and was consistent with management's expectations.

   Worldwide Giftware's record performance reflected a firming of the US retail marketplace, with strong demand for its Precious Moments and Cherished Teddies collectible product lines. The success of Enesco Giftware demonstrates the Group's expertise with respect to identifying consumer preferences, product design and sourcing. Sound management of inventories, consistent with demand, also contributed to the Group's profitability.

   Worldwide Direct Response's performance was achieved against an exceptionally strong 1993 second quarter. In 1993, the Hamilton Group experienced a sizable increase in volume relating to expanded shipment of products to consumers on credit, and to expanded use of Enesco product lines. Hamilton is proceeding with its strategy of broadening its product offerings.

   Worldwide Direct Selling's enhanced profitability on lower revenues is testimony to the cost efficiencies now being realized in that operation. Lower sales in the US, due in part to the economy and in part to cost efficiencies, combined with the sluggish business environment in Europe and unfavourable foreign currency exchange rates, were primarily responsible for the Group's lower revenues.

   Stanhome's enhanced profitability is indicative of how we are positioning the Company for profitable growth long-term as a worldwide marketing and distribution enterprise. Each of Stanhome's three businesses--Worldwide Giftware, Worldwide Direct Response and Worldwide Direct Selling--has a strong presence in its respective market. Each has attractive potential to grow globally. With the appropriate cost structures in place, we are achieving greater operating efficiencies and, in turn, greater profit margin potential which should result in building Stanhome's inherent value to you, the shareholder.

   The Company is continuing to purchase its stock under the repurchase program authorized by the Board of Directors; 1,149,000 shares remain to be purchased in this approved program following the purchase of 252,000 shares during the second quarter."

                                         Second quarter ended 30th June,
                                        --------------------------------------
                                                                      Percent
                                              1994         1993        Change
                                        -----------  -----------  ------------
                                            US$ millions
   Net Sales
   Worldwide Giftware..................        91.0         82.3            11%
   Worldwide Direct Response...........        32.8         31.4             4
   Worldwide Direct Selling............        65.7         74.2           (11)
   Eliminations........................        (0.9)        (0.7)
                                        -----------  -----------      --------
   TOTAL NET SALES.....................       188.6        187.2             1
   Cost of Sales.......................        74.5         72.9             2
                                        -----------  -----------      --------
   Gross profit........................       114.1        114.3            --
   Selling, general and administrative
    expense............................        93.3        112.6           (17)
                                        -----------  -----------      --------
   Operating profit
   Worldwide Giftware..................        12.9         10.9            19
   Worldwide Direct Response...........         2.3          2.2             1
   Worldwide Direct Selling............         8.0          7.6             5
   Corporate...........................       (2.3)         (2.0)          (14)
                                        -----------  -----------      --------
                                               20.9         18.7            11
   Restructuring.......................          --        (17.0)
                                        -----------  -----------      --------
   TOTAL OPERATING PROFIT .............        20.9          1.7
   Net interest income.................         1.0          0.8
   Sale of idle assets.................        0.03           --
   Other assets amortization...........        (0.6)        (0.6)
   Net other items.....................        0.02          0.2
                                        -----------  -----------
   TOTAL OTHER INCOME..................         0.4          0.4
   Income before taxes.................        21.2          2.1           892
   Income taxes........................         9.6          3.4
                                        -----------  -----------
   NET INCOME..........................        11.6         (1.2)
                                        ===========  ===========
   Effective tax rate..................          45%         157%
   Earnings per share.................. $       .59  $       .06
   Average shares fully diluted........      19,688       19,909
   Dividends paid or provided for...... $       4.8  $       4.9            (2)
   Dividends per share.................        0.25         0.25

                                       First six months ended 30th June,
                                      -----------------------------------------
                                                                      Percent
                                             1994          1993        Change
                                      ------------  ------------  -------------
                                           US$ millions
   Net Sales
   Worldwide Giftware................        177.8         158.8            12%
   Worldwide Direct Response.........         58.9          55.0             7
   Worldwide Direct Selling..........        125.1         138.7           (10)
   Eliminations......................         (1.4)         (0.8)
                                      ------------  ------------      --------
   Total net sales...................        360.4         351.7             2
   COST OF SALES.....................        144.3         138.1             5
                                      ------------  ------------
   Gross profit......................        216.1         213.7             1
   Selling, general and administra-
    tive expense.....................        180.3         200.1           (10)
                                      ------------  ------------
   Operating profit
   Worldwide Giftware................         23.2          18.7            24
   Worldwide Direct Response.........          3.8           3.6             6
   Worldwide Direct Selling..........         13.3          12.1            10
   Corporate.........................         (4.5)         (3.8)          (17)
                                      ------------  ------------      --------
                                              35.8          30.6            17
   Restructuring.....................           --         (17.0)
                                      ------------  ------------
   TOTAL OPERATING PROFIT............         35.8          13.6           163
   Net interest income...............          1.7           1.5
   Sale of idle assets...............          0.5         0.001
   Other assets amortization.........         (1.2)         (1.1)
   Net other items...................        (0.04)          0.3
                                      ------------  ------------
   TOTAL OTHER INCOME................          0.9           0.7
   Income before taxes...............         36.7          14.3           157
   Income taxes......................         17.0           9.2
                                      ------------  ------------
   NET INCOME........................         19.7           5.0           291
                                      ============  ============
   Effective tax rate................           46%           65%
   Earnings per share................ $       1.00  $        .25           300
   Average shares fully diluted......       19,691        19,919            --
   Dividends paid or provided for.... $        9.7  $        9.9            (2)
   Dividends per share...............         0.50          0.50

                                                                     30th June
                                                                    -----------
                                                                     1994  1993
                                                                    ----- -----
                                                                    US$ millions
   ASSETS
   Cash and marketable securities..................................  57.7  50.0
   Receivables..................................................... 128.4 115.9
   Inventories.....................................................  96.7 112.8
   Prepaid expenses................................................  47.7  42.3
                                                                    ----- -----
   TOTAL CURRENT ASSETS............................................ 330.5 321.0
   Property, plant and equipment, net..............................  44.4  46.4
   Other assets....................................................  69.9  66.2
                                                                    ----- -----
                                                                    444.8 433.6
                                                                    ===== =====
   LIABILITIES AND SHAREHOLDERS' EQUITY
   Notes and loans payable......................................... $ 0.8 $ 3.3
   Accounts payable................................................  56.5  63.1
   Federal, state and foreign taxes on income......................  30.6  22.8
   Accrued expenses................................................  74.4  75.4
                                                                    ----- -----
   TOTAL CURRENT LIABILITIES....................................... 162.3 164.6
   Foreign employee severance obligations..........................  13.6  14.3
   Pensions........................................................   7.9   7.1
                                                                    ----- -----
   TOTAL LONG-TERM LIABILITIES.....................................  21.5  21.4
   SHAREHOLDERS' EQUITY............................................ 260.8 247.4
                                                                    ----- -----
                                                                    444.6 433.4
                                                                    ===== =====

6. MATERIAL CHANGES

Save as disclosed in this Appendix II there have been no material changes in the financial or trading position of Stanhome Inc. since 31st December, 1993, the date to which the latest published audited accounts were made up.

                                 APPENDIX III

                  FINANCIAL AND OTHER INFORMATION ON STANHOME

1. INCORPORATION AND REGISTERED OFFICE

Stanhome was incorporated in England and Wales on 16th June, 1994 under the Companies Act 1985 as a public company. The registered office of Stanhome is Broadwalk House, 5 Appold Street, London EC2A 2HA.

2. DIRECTORS

The directors of Stanhome are G. William Seawright and Allan G. Keirstead.

3. SHARE CAPITAL

The authorised share capital of Stanhome is (Pounds)100,000 divided into 100,000 ordinary shares of (Pounds)1 each, 50,000 of which are issued and quarter paid up. All the shares are beneficially owned by Stanhome Inc.

4. BALANCE SHEET

Set out below is the balance sheet of Stanhome as at 31st August, 1994.

CURRENT ASSETS
Cash at bank.................................................... (Pounds)12,500
                                                                 --------------
Net assets...................................................... (Pounds)12,500
                                                                 ==============
SHARE CAPITAL
Called up share capital......................................... (Pounds)12,500
                                                                 ==============

Notes:
(i) Stanhome has not traded since incorporation (save for the purchase of 3,145,331 Lilliput Shares on 1st September, 1994).
(ii)  No directors received remuneration from Stanhome for the period.
(iii) The auditors received no remuneration for the period.

5. ACCOUNTS

The financial information contained in paragraph 4 of this Appendix III does not comprise statutory accounts of Stanhome within the meaning of Section 240 of the Companies Act 1985.

                                  APPENDIX IV

                  FINANCIAL AND OTHER INFORMATION ON LILLIPUT

1. FINANCIAL STATEMENTS

(A) CONSOLIDATED PROFIT AND LOSS ACCOUNTS

A summary of the consolidated profit and loss account of Lilliput for the three financial periods ended 31st December, 1993, extracted from Lilliput's published audited accounts, is set out below:

                                            Years ended          66 weeks ended
                                          31st December,           5th January,
                                         1993              1992            1992
                                     ------------  ------------  --------------
                                     (Pounds)'000  (Pounds)'000    (Pounds)'000
TURNOVER...........................        16,506        13,581          15,162
Cost of Sales......................        (8,117)       (6,960)         (9,003)
                                           ------        ------          ------
Gross Profit.......................         8,389         6,621           6,159
Distribution costs.................        (2,940)       (2,576)         (2,452)
Administrative expenses............        (2,398)       (1,916)         (2,280)
                                           ------        ------          ------
                                           (5,338)       (4,492)         (4,732)
                                           ------        ------          ------
OPERATING PROFIT...................         3,051         2,129           1,427
                                           ------        ------          ------
Interest receivable................            95            24              23
Interest payable...................           (71)         (145)           (528)
                                           ------        ------          ------
                                               24          (121)           (505)
                                           ------        ------          ------
PROFIT ON ORDINARY ACTIVITIES
 BEFORE TAXATION...................         3,075         2,008             922
Tax on profit on ordinary activi-
 ties..............................        (1,094)         (630)           (284)
                                           ------        ------          ------
PROFIT ON ORDINARY ACTIVITIES AFTER
 TAXATION..........................         1,981         1,378             638
Preference dividends...............          (156)         (115)            (29)
                                           ------        ------          ------
PROFIT ATTRIBUTABLE TO EQUITY
 SHAREHOLDERS......................         1,825         1,263             609
Ordinary dividends.................          (413)         (203)            (73)
                                           ------        ------          ------
RETAINED PROFIT FOR THE YEAR.......         1,412         1,060             536
                                           ======        ======          ======
EARNINGS PER ORDINARY SHARE........          9.5p          6.7p            3.2p

(B) STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

The statement of recognised gains and losses of Lilliput for the year ended 31st December, 1993, extracted from Lilliput's published audited accounts is set out below:

                                                                  31st December,
                                                                            1993
                                                                  --------------
                                                                    (Pounds)'000
Profit on ordinary activities after taxation....................           1,981
Exchange difference on retranslation of net assets of subsidiary
 undertaking....................................................              13
                                                                           -----
TOTAL RECOGNISED GAINS AND LOSSES RELATING TO THE YEAR..........           1,994
                                                                           =====

Reconciliation of shareholders' funds:

                                                                 31ST DECEMBER,
                                                                           1993
                                                                 --------------
                                                                   (Pounds)'000
Total recognised gains and losses...............................          1,994
Dividends.......................................................           (569)
Other movements:
 New shares issued..............................................          3,082
 Share issue costs..............................................           (603)
 Shares redeemed................................................         (1,519)
                                                                         ------
                                                                          2,385
Shareholders' funds at 4th January, 1993........................          2,339
                                                                         ------
SHAREHOLDERS' FUNDS AT 31ST DECEMBER, 1993......................          4,724
                                                                         ======

(C) CONSOLIDATED BALANCE SHEET

The consolidated balance sheet of Lilliput as at 31st December, 1993, extracted from Lilliput's published audited accounts as at that date, is set out below:

                                                             31ST DECEMBER,
                                                                       1993
                                                             --------------
                                                               (Pounds)'000
FIXED ASSETS
Tangible assets.............................................          1,801
CURRENT ASSETS
Stocks......................................................            858
Debtors.....................................................          2,145
Cash at bank and in hand....................................          4,021
                                                                      -----
TOTAL CURRENT ASSETS........................................          7,024
CREDITORS: amounts falling due within one year..............          3,439
                                                                      -----
NET CURRENT ASSETS..........................................          3,585
                                                                      -----
TOTAL ASSETS LESS CURRENT LIABILITIES.......................          5,386
CREDITORS: amounts falling due after more than one year.....           (641)
Provision for liabilities and charges.......................            (21)
                                                                      -----
                                                                      4,724
                                                                      =====
CAPITAL AND RESERVES
Called up share capital.....................................          1,163
Share premium account.......................................          2,286
Profit and loss account.....................................          1,275
                                                                      -----
                                                                      4,724
                                                                      =====

(D) CONSOLIDATED STATEMENT OF CASHFLOWS

The consolidated statement of cashflows of Lilliput for the year ended 31st December, 1993, extracted from Lilliput's published audited accounts, is set out below:

                                                              YEAR ENDED
                                                            31ST DECEMBER,
                                                                 1993
                                                            --------------
                                                              (Pounds)'000
NET CASH INFLOW FROM OPERATING ACTIVITIES..................          3,383
RETURNS ON INVESTMENT AND SERVICING OF FINANCE
Interest received..........................................             95
Interest paid..............................................            (71)
Dividends paid.............................................           (631)
                                                                    ------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND SERVICING
 OF FINANCE................................................           (607)
                                                                    ------
TAXATION
Corporation tax paid.......................................           (612)
INVESTING ACTIVITIES
Payments to acquire tangible fixed assets..................           (319)
Receipts from sales of tangible fixed assets...............             23
                                                                    ------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES.................           (296)
                                                                    ------
NET CASH INFLOW BEFORE FINANCING...........................          1,868
                                                                    ======
FINANCING
Issue of ordinary share capital............................         (3,082)
Redemption of share capital................................          1,519
Share issue costs..........................................            603
Repayment of long term loans...............................              1
Repayments of capital element of finance lease rentals.....             51
                                                                    ------
NET CASH INFLOW FROM FINANCING.............................           (908)
INCREASE IN CASH AND CASH EQUIVALENTS......................          2,776
                                                                    ------
                                                                     1,868
                                                                    ======

(E) SELECTED NOTES EXTRACTED FROM LILLIPUT'S PUBLISHED AUDITED ACCOUNTS FOR THE THREE FINANCIAL PERIODS ENDED 31ST DECEMBER, 1993.

    (I) ACCOUNTING POLICIES

        (a) Basis of preparation

        The accounts are prepared under the historical cost convention and in accordance with applicable accounting standards.

      (b) Basis of consolidation

      The group accounts consolidate the accounts of Lilliput and all its subsidiary undertakings drawn up to 31 December each year. The 1992 accounts were drawn up to 3rd January, 1993. No profit and loss account is presented for Lilliput as provided by Section 230 of the Companies Act 1985.

      (c) Research and development

      Research and development expenditure is written off as it is incurred.

      (d) Depreciation

      Depreciation is provided on all tangible fixed assets, other than freehold land, at rates calculated to write off the cost or valuation, less residual value, of each asset on a straight line basis over its expected useful life. The expected useful lives are:

      Freehold buildings............... 50 years
      Leasehold land and buildings..... the term of the lease in equal annual instalments
      Plant, machinery and equipment... 4 to 5 years
      Motor vehicles................... 4 years

      (e) Leased Assets

      Assets held under hire purchase contracts and finance leases, which are those where substantially all the risks and rewards of ownership of the asset have passed to the Lilliput Group, are capitalised in the balance sheet and are depreciated over their useful lives.

      The interest element of the rental obligations is charged to the profit and loss account over the period of the contract or lease and represents a constant proportion of the balance of capital repayments outstanding.

      Rentals paid under operating leases are charged to income on a straight line basis over the term of the lease.

      (f) Stocks

      Stocks are stated at the lower of cost and net realiseable value. Cost comprises amounts incurred in bringing each product to its present location and condition as follows:

      Raw materials................................ purchase cost on a first-in, first-out basis
      Work in progress and finished goods.......... cost of direct materials and labour plus attributable overheads based on the
                                                    normal level of activity

      Net realiseable value is based on estimated selling price less further costs expected to be incurred to completion and disposal.

      (g) Deferred Taxation

      Deferred taxation is provided using the liability method on all timing differences to the extent that they are expected to reverse in the future without being replaced, calculated at the rate at which it is anticipated the timing differences will reverse.

      (h) Foreign currencies

      Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction or at the contracted rate if the transaction is covered by a forward exchange contract. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date or, if appropriate, at the forward contract rate. Investments in overseas subsidiary undertakings are translated at the rate of exchange ruling at the date of the investment. All differences are taken to the profit and loss account.

      On consolidation, the accounts of overseas subsidiary undertakings are translated at the rate of exchange ruling at the balance sheet date. The exchange difference arising on the retranslation of opening net assets is taken directly to reserves. All other translation differences are taken to the profit and loss account.

(II)  PENSIONS

      The Lilliput Group operates a defined contribution pension scheme. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

(III) TURNOVER AND SEGMENTAL ANALYSIS

      Turnover represents the amounts derived from the provision of goods and services which fall within the Lilliput Group's ordinary activities, stated net of value added tax.

     All of the turnover, operating profit and net operating assets (i.e., excluding those assets and liabilities on which interest is earned or paid respectively) relate to the manufacture and sale of miniature cottages as collectibles and giftware, and are analysed as follows:
     (a) Turnover by geographical location

                                               Years ended        66 weeks ended
                                             31st December,         5th January,
                                                1993         1992           1992
                                        ------------ ------------ --------------
                                        (Pounds)'000 (Pounds)'000   (Pounds)'000
     United Kingdom....................       12,074        9,538         11,468
     United States of America..........        4,432        4,043          3,694
                                              ------       ------         ------
                                              16,506       13,581         15,162
                                              ======       ======         ======

      (b) Turnover by destination

                                               Years ended        66 weeks ended
                                             31st December,         5th January,
                                                1993         1992           1992
                                        ------------ ------------ --------------
                                        (Pounds)'000 (Pounds)'000   (Pounds)'000
     United Kingdom....................       10,131        8,132         10,250
     United States of America..........        4,432        4,043          3,694
     Continental Europe................        1,313          906            888
     Rest of World.....................          630          500            330
                                              ------       ------         ------
                                              16,506       13,581         15,162
                                              ======       ======         ======

     (c) Profit

                                            Years ended         66 weeks ended
                                          31st December,          5th January,
                                             1993         1992            1992
                                     ------------ ------------  --------------
                                     (Pounds)'000 (Pounds)'000    (Pounds)'000
     United Kingdom.................        2,854        1,923           1,233
     United States of America.......          197          206             194
                                            -----        -----           -----
     Operating profit...............        3,051        2,129           1,427
     Net interest...................           24         (121)           (505)
                                            -----        -----           -----
     PROFIT ON ORDINARY ACTIVITIES
      BEFORE TAXATION...............        3,075        2,008             922
                                            =====        =====           =====

     (d) Operating assets

                                                                     Year ended
                                                                 31st December,
                                                                           1993
                                                                 --------------
                                                                   (Pounds)'000
     United Kingdom.............................................          2,061
     United States of America...................................            511
                                                                          2,572
     Unallocated net assets/(liabilities).......................          2,152
     TOTAL NET ASSETS...........................................          4,724
     Unallocated net assets/(liabilities) comprise:.............
     Cash at bank and in hand...................................          4,021
     Loans......................................................           (672)
     Corporation tax liabilities................................         (1,036)
     Proposed dividend..........................................           (140)
     Provision for deferred tax.................................            (21)
                                                                        -------
                                                                          2,152
                                                                        =======

(IV) OPERATING PROFIT IS STATED AFTER CHARGING/(CREDITING):

                                            Years ended          66 weeks ended
                                          31st December,           5th January,
                                             1993          1992            1992
                                     ------------  ------------  --------------
                                     (Pounds)'000  (Pounds)'000    (Pounds)'000
     Auditors' remuneration
     --audit services..............            36            25              24
     --non-audit services..........            12             7               6
     Depreciation of tangible fixed
      assets
     --owned.......................           303           193             219
     --leased......................            65            42             102
     --Amortization of intangible
      fixed assets.................            --            --              58
     Operating lease rentals
     --plant and machinery.........            12             8               5
     --and buildings...............           172           169             123
     --other.......................           119           132             189
     Profit on disposal of tangible
      fixed assets.................           (11)           (9)             (5)
                                             ====          ====             ===

     In addition to the above, the auditors received (Pounds)80,000 during the year ended 31st December 1993 in respect of services associated with the share issue.

   Reconciliation of operating profit to net cash inflow from operating activities

                                                           Year ended
                                                       31st December,
                                                                 1993
                                                         ------------
                                                         (Pounds)'000
   Operating profit.....................................        3,051
   Depreciation and amortisation charges................          368
   Profit on sale of tangible fixed assets..............          (11)
                                                                -----
                                                                3,408
   (Increase)/decrease in stocks........................         (441)
   Increase in debtors..................................         (108)
   Increase in creditors................................          524
                                                                -----
   NET CASH INFLOW FROM OPERATING ACTIVITIES............        3,383
                                                                =====

   (IV) DIRECTORS' REMUNERATION

                                             Years ended        66 weeks ended
                                           31st December,         5th January,
                                              1993         1992           1992
                                      ------------ ------------ --------------
                                      (Pounds)'000 (Pounds)'000   (Pounds)'000
   Fees..............................            6           --             --
   Other emoluments (including pen-
    sion contributions)
   Basic salaries....................          365          289            324
   Benefits..........................           52           21             30
   Performance related bonuses.......            6          121             94
   Pension contributions.............           40           36             39
                                               ---          ---            ---
                                               469          467            487
                                               ===          ===            ===

   Benefits in kind comprise fully expensed cars which are stated at the Inland Revenue scale charge and medical cover stated at cost.

   For the year ended 31st December, 1992, performance related bonuses were payable to executive directors based on the achievement of targets set for return on operating assets. Five of the UK based directors waived their entitlement to performance related bonuses for the year ended 31st December, 1993. Had they not done so, they would have received bonuses totalling (Pounds)50,000. The bonus payable for that year relates to the achievement of targets set for profit before taxation at Lilliput's US subsidiary undertaking.

   On 26th August, 1993, J A Russell, A R Dunning, R E Freestone, D J Tate and P G Thomas were each granted options over 10,000 'B' ordinary shares at an exercise price of 50p per share. These options were exercised on 11th November, 1993.

   The emoluments of the chairman, who is also the highest paid UK director, are as follows:

                                               Years ended        66 weeks ended
                                             31st December,         5th January,
                                                1993         1992           1992
                                        ------------ ------------ --------------
                                        (Pounds)'000 (Pounds)'000   (Pounds)'000
   Salary.............................            83           58             62
   Benefits...........................            13            5              6
                                                 ---          ---            ---
                                                  96           63             68
   Performance related bonus..........            --           29             25
                                                 ---          ---            ---
                                                  96           92             93
   Pension contributions..............            15           15              9
                                                 ---          ---            ---
                                                 111          107            102
                                                 ===          ===            ===

   The emoluments (excluding pension contributions) of
   the directors, fell within the following ranges:
                                              Number       Number         Number
    Nil-(Pounds)5,000  ..............              2            1              2
   (Pounds)20,001-(Pounds)25,000.....              1           --             --
   (Pounds)45,001-(Pounds)50,000.....              3           --             --
   (Pounds)55,001-(Pounds)60,000.....             --            3             --
   (Pounds)60,001-(Pounds)65,000.....              1           --              3
   (Pounds)70,001-(Pounds)75,000.....             --            1              1
   (Pounds)80,000-(Pounds)85,000.....             --           --             --
   (Pounds)90,001-(Pounds)95,000.....             --            1              1
   (Pounds)95,001-(Pounds)100,000....              2           --             --
  (Pounds)100,001-(Pounds)105,000....             --            1             --

   (v) Employee information

                                               Years ended        66 weeks ended
                                             31st December,         5th January,
                                                1993         1992           1992
                                        ------------ ------------ --------------
                                        (Pounds)'000 (Pounds)'000   (Pounds)'000
   Wages and salaries..................        5,571        4,880          5,849
   Social security costs ..............          436          402            433
   Other pension costs ................          112           90             98
                                        ------------ ------------   ------------
                                               6,119        5,372          6,380
                                        ============ ============   ============

   The average weekly number of employees during the year was made up as follows:

                                              Years ended         66 weeks ended
                                            31st December,          5th January,
                                               1993       1992              1992
                                            -------    -------    --------------
                                             Number     Number            Number
   Manufacturing...........................        491        434            537
   Office and management...................         74         61             61
                                               -------    -------            ---
                                                   565        495            598
                                               =======    =======            ===

   (vi) Interest payable

                                               Years ended        66 weeks ended
                                             31st December,         5th January,
                                                1993         1992           1992
                                        ------------ ------------ --------------
                                        (Pounds)'000 (Pounds)'000   (Pounds)'000
   Bank loans, overdrafts and other
    loans wholly repayable within five
    years.............................             6           36            219
   Bank loans not wholly repayable
    within five years.................            60           87            259
   Finance charges payable under
    finance leases and hire purchase
    contracts.........................             5           22             50
                                        ------------ ------------   ------------
                                                  71          145            528
                                        ============ ============   ============

   (vii) Tax on profit on ordinary activities

                                             Years ended          66 weeks ended
                                           31st December,           5th January,
                                              1993          1992            1992
                                      ------------  ------------  --------------
                                      (Pounds)'000  (Pounds)'000    (Pounds)'000
   Based on the profit for the period:
   Corporation tax at 33% (1991:
    33.4%)..........................         1,041           545             255
   Overseas taxation................            62            94              12
   Deferred taxation................            (7)           10               6
                                             -----           ---             ---
                                             1,096           649             273
   Adjustments in respect of previ-
    ous years.......................            (2)          (19)             11
                                             -----           ---             ---
                                             1,094           630             284
                                             =====           ===             ===

     (viii) Profit attributable to members of the parent company

     The profit dealt with in the accounts of the parent company was (Pounds)1,224,000 (1992: (Pounds)354,000).

     (ix) Dividends

                                               Years ended        66 weeks ended
                                             31st December,         5th January,
                                                1993         1992           1992
                                        ------------ ------------ --------------
                                        (Pounds)'000 (Pounds)'000   (Pounds)'000
   Preference        --paid............          156          115             28
                                                 ===          ===            ===
   Preferred ordinary--paid............          273           --             --
                     --proposed........           --          203             --
   Ordinary          --final proposed..          140           --             73
                                                 ---          ---            ---
                                                 413          203             73
                                                 ===          ===            ===

     (x) Earnings per share

     Earnings per ordinary share are based on the profit for the year after deducting preference dividends and on 19,286,503 (1992: 18,867,970) ordinary shares, being the weighted average number of ordinary shares in issue, as adjusted, during the year.

   (xi) Tangible fixed assets

                                                             Plant
                               Land and Buildings        machinery
                                                Short          and         Motor
                                Freehold    Leasehold    equipment      vehicles         Total
                            ------------ ------------ ------------  ------------  ------------
                            (Pounds)'000 (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
   COST:
   At 4th January, 1993....        1,133          103        1,501           154         2,891
   Exchange adjustment.....           --           --            4            --             4
   Additions...............            1           29          148           141           319
   Disposals...............           --           --          (15)          (37)          (52)
                                   -----          ---        -----           ---         -----
   AT 31ST DECEMBER, 1993..        1,134          132        1,638           258         3,162
                                   -----          ---        -----           ---         -----
   DEPRECIATION:
   At 4th January, 1993....           88           30          814            97         1,029
   Exchange adjustment.....           --           --            4            --             4
   Provided during the
    year...................           23           15          292            38           368
   Disposals...............           --           --          (10)          (30)          (40)
                                   -----          ---        -----           ---         -----
   AT 31ST DECEMBER, 1993..          111           45        1,100           105         1,361
                                   -----          ---        -----           ---         -----
   NET BOOK VALUE:
   At 31st December, 1993..        1,023           87          538           153         1,801
                                   =====          ===        =====           ===         =====
   AT 4TH JANUARY, 1993....        1,045           73          687            57         1,862
                                   =====          ===        =====           ===         =====

   Included in fixed assets above are the following amounts relating to assets acquired under finance leases and hire purchase contracts:

                                                                    (Pounds)'000
                                                                    ------------
   Net book value
   At 31st December, 1993..........................................           14
                                                                             ===
   At 4th January, 1993............................................           96
                                                                             ===

   (xii) Investment in subsidiary undertakings

                                                                           1993
                                                                   ------------
                                                                   (Pounds)'000
   At 4th January,................................................        1,843
   Amount received from subsidiary undertakings...................         (418)
                                                                          -----
   AT 31ST DECEMBER,..............................................        1,425
                                                                          =====

   Details of the investments in which Lilliput holds more than 10% of the nominal value of any class of share capital are as follows:

                             COUNTRY OF                    PROPORTION
                          REGISTRATION (OR                  OF VOTING
   Subsidiary              INCORPORATION)                  RIGHTS AND
   undertaking             AND OPERATION       HOLDING     SHARES HELD Nature of business
   -----------            ----------------     -------     ----------- ------------------
   Lilliput Lane Limited    England and    Ordinary shares     100%    Manufacture of miniature cottages for sale as
                            Wales                                      collectibles and giftware
   Lilliput Inc             US             Common stock        100%    Distribution of Lilliput Lane and other collectible/
                                                                       giftware products
   Lilliput Creations       England and    Ordinary Shares     100%    Dormant
    Limited                 Wales

   (xiii) Stocks

                                                                  31st December,
                                                                            1993
                                                                  --------------
                                                                    (Pounds)'000
   Raw materials and consumables.................................            101
   Work in progress..............................................             79
   Finished goods................................................            678
                                                                             ---
                                                                             858
                                                                             ===

   The difference between purchase price or production cost of stocks and their replacement cost is not material.

   (xiv) Debtors

                                                                  31st December,
                                                                            1993
                                                                  --------------
                                                                    (Pounds)'000
   Trade debtors.................................................          1,868
   Other debtors.................................................             76
   Prepayments and accrued income ...............................            201
                                                                           -----
                                                                           2,145
                                                                           =====

   (xv) Cash and cash equivalents

   Analysis of balances as shown in the Lilliput Group balance sheet and changes during the current and previous year:

                                            31st December,
                                               1993         1992 Change in Year
                                       ------------ ------------ --------------
                                       (Pounds)'000 (Pounds)'000   (Pounds),000
   Cash at bank and in hand...........        4,021        1,244          2,777
                                              =====        =====          =====

                                                                           1993
                                                                        --------
                                                                    (Pounds)'000
   Balance at 4th January,.............................................   1,244
   Net cash inflow before adjustments for the effect of foreign
    exchange rates.....................................................   2,776
   Effect of foreign exchange rate changes.............................       1
                                                                        -------
   Balance at 31st December............................................   4,021
                                                                        =======

   (xvi) Creditors: amounts falling due within one year

                                                                 31st December,
                                                                           1993
                                                                 --------------
                                                                   (Pounds)'000
   Current instalments due on loans.............................             33
   Obligations under finance leases and hire purchase contracts.             31
   Trade creditors..............................................            414
   Corporation tax..............................................          1,036
   Other taxes and social security..............................            598
   Accruals(a)..................................................            825
   Deferred income..............................................            362
   Dividends....................................................            140
                                                                          -----
                                                                          3,439
                                                                          =====

  (a) Included within accruals is (Pounds)19,000 relating to outstanding contributions payable to the pension scheme.

   (xvii) Creditors: amounts falling due after more than one year

                                                                 31st December,
                                                                           1993
                                                                 --------------
                                                                   (Pounds)'000
   Bank loans...................................................            639
   Obligations under finance leases and hire purchase
    contracts...................................................              2
                                                                            ---
                                                                            641
                                                                            ===

   (xviii) Bank loans

                                                                 31st December,
                                                                           1993
                                                                 --------------
                                                                   (Pounds)'000
   Not wholly repayable within five years.......................            672
   Amounts due within one year..................................            (33)
                                                                            ---
                                                                            639
                                                                            ===
   Instalments not due within five years........................            502
                                                                            ===

   Details of loans not wholly repayable within 5 years are as follows:

                                                                 31st December,
                                                                           1993
                                                                 --------------
                                                                   (Pounds)'000
   Bank loan repayable over 15 years from 30th September, 1990 in monthly instalments of (Pounds)2,730 at an interest rate
    of 2% above base rate......................................             256
   Bank loan repayable over 20 years from 30th September, 1990 in monthly instalments of (Pounds)3,852 at an interest rate
    of 7.81%...................................................             416
                                                                            ---
                                                                            672
                                                                            ===

   Amounts due at 31st December, 1993 are repayable as follows:

                                                                 31st December,
                                                                           1993
                                                                 --------------
                                                                   (Pounds)'000
   After five years.............................................            502
   Between two and five years...................................            107
   Between one and two years....................................             30
                                                                            ---
                                                                            639
   Within one year..............................................             33
                                                                            ---
                                                                            672
                                                                            ===

   The bank loans are secured by a fixed charge over freehold properties and book debts and a floating charge over all other assets.

   Analysis of changes in group loan financing during the year:

                                                                   (Pounds)'000
   At 4th January,................................................          673
   Net cash outflow from financing................................           (1)
                                                                            ---
   AT 31ST DECEMBER,..............................................          672
                                                                            ===

   (xix) Obligations under leases and hire purchase contracts

                                                                 31st December,
                                                                           1993
                                                                 --------------
                                                                   (Pounds)'000
   Amounts payable..............................................
   Within one year..............................................             31
   Between one and two years....................................              3
                                                                            ---
                                                                             34
   Less: finance charges allocated to future periods............             (1)
                                                                            ---
                                                                             33
                                                                            ===

   Finance leases and hire purchase contracts are analysed as follows:

                                                                  31st December,
                                                                            1993
                                                                  --------------
                                                                    (Pounds)'000
   Current obligations...........................................             31
   Non-current obligations.......................................              2
                                                                             ---
                                                                              33
                                                                             ===

   Analysis of changes in finance leasing during the year:

                                                                           1993
                                                                   ------------
                                                                   (Pounds)'000
   At 4th January,................................................           84
   Capital element of finance lease rental payments...............          (51)
                                                                           ----
   AT 31ST DECEMBER,..............................................           33
                                                                           ====

   Annual commitment of the Lilliput Group under non-cancellable operating leases are as follows:

                                                                  31st December,
                                                                            1993
                                               Land and buildings          Other
                                               ------------------ --------------
                                                     (Pounds)'000   (Pounds)'000
   OPERATING LEASES WHICH EXPIRE
   Within one year............................                 --             18
   Between two and five years.................                112             78
   Over five years............................                 74             --
                                                              ---            ---
                                                              186             96
                                                              ===            ===

   (xx) Provisions

   Deferred taxation provided in the accounts and the amounts not provided are as follows:

                                                                  31st December,
                                                                            1993
                                                      Provided      Not provided
                                                    ------------  --------------
                                                    (Pounds)'000    (Pounds)'000
   Capital allowances in advance of depreciation...           25             241
   Short term timing differences...................           (4)             --
                                                             ---             ---
                                                              21             241
                                                             ===             ===

   (xxi) Share capital

                                                                  31st December,
                                                                            1993
                                                                  --------------
                                                                   (Pounds)'000
   AUTHORISED
   Ordinary shares of 5p each....................................     3,000

                                                        31st December, 1993
                                                   -----------------------------
                                                   No. in thousands (Pounds)'000
   ALLOTTED, CALLED UP AND FULLY PAID
   Ordinary shares of 5p each.....................           23,269        1,163
                                                             ======        =====

   On 8th April, 1993, Lilliput purchased 100,000 of the 'A' ordinary shares in issue at a price of 50p per share.

   On 26th August, 1993 the authorised share capital was increased from (Pounds)1,757,245 to (Pounds)1,759,745 by the creation of 50,000 new 'B' ordinary shares.

   On 11th November, 1993:

   .  1,057,000 'B' ordinary shares were issued at par;

   .  50,000 'B' ordinary shares were issued at 50p per share;

   .  82,618 'A' ordinary shares were issued at par;

   . the authorised share capital of Lilliput was increased from (Pounds)1,759,745 to (Pounds)2,030,762 by the creation of 542,033,625 new preferred ordinary shares;

   . (Pounds)240,267 of the amount standing to the credit of the share premium account and reserves was capitalised by the issue of 480,533,625 preferred ordinary shares credited as fully paid at par, on the basis of 99 new preferred ordinary shares for every one such share held;

   . every 100 preferred ordinary shares were consolidated into one preferred ordinary share of 5p;

   . all of the preferred ordinary shares, "A' ordinary shares and "B' ordinary shares were converted into and redesignated as ordinary shares;

   . the authorised share capital of Lilliput was increased from (Pounds)2,030,762 to (Pounds)4,468,767 by the creation of 48,760,109 new ordinary shares; and

   . 2,222,214 ordinary shares were issued at a price of 135p per share. (Pounds)526,180 of the amount standing to the credit of reserves was capitalised and applied in paying up in full at par 10,523,603 ordinary shares. All of the redeemable preference shares and deferred shares were redeemed at par and the authorised share capital was reduced by (Pounds)1,468,767.

   On 25th November, 1993, all of the ordinary shares were listed on the Stock Exchange, issued as fully paid at a price of 135p per share.

   Analysis of changes in share capital during the year:

                                                                           1993
                                                                   ------------
                                                                   (Pounds)'000
   At 4th January.................................................        1,700
   Net cash outflow from financing................................       (1,304)
   Capitalisation of reserves.....................................          767
                                                                         ------
   At 31st December...............................................        1,163
                                                                         ======

   (xxii) Reserves

                                                                                            Share       Capital
                                                                                          premium    redemption  Profit & loss
                                                                                          account       account        account
                                                                                     ------------  ------------  -------------
                                                                                     (Pounds)'000  (Pounds)'000   (Pounds)'000
   At 4th January 1993............................................................            140            --            499
   Exchange difference on retranslation of net assets of subsidiary undertaking...             --            --             13
   Shares redeemed................................................................             --             5            (50)
   Arising on share issues........................................................          2,912            --             --
   Share issue costs..............................................................           (603)           --             --
   Capitalisation of reserves.....................................................           (163)           (5)          (599)
   Retained profit for the year...................................................             --            --          1,412
                                                                                            -----           ---          -----
   AT 31ST DECEMBER, 1993.........................................................          2,286            --          1,275
                                                                                            =====           ===          =====

   (xxiii) Net cash inflow from share movements

                                                                                                                    Year ended
                                                                                                                31st December,
                                                                                                                          1993
                                                                                                                --------------
                                                                                                                  (Pounds)'000
   Nominal value of shares issued..............................................................................            170
   Share premium...............................................................................................          2,912
                                                                                                                       -------
                                                                                                                         3,082
   Share issue costs...........................................................................................           (603)
   Shares redeemed.............................................................................................         (1,519)
                                                                                                                       -------
                                                                                                                           960
                                                                                                                       =======

   (xxiv) Capital commitments

                                                                                                                31st December,
                                                                                                                          1993
                                                                                                                --------------
                                                                                                                  (Pounds)'000
   Contracted for but not provided in the accounts.............................................................              3
                                                                                                                           ===
   AUTHORISED BY THE DIRECTORS BUT NOT CONTRACTED FOR..........................................................            349
                                                                                                                           ===

   (xxv) Pension commitments

   The Lilliput Group operates a defined contribution scheme for all qualifying employees. The assets of the scheme are held separately from those of the Lilliput Group in an independently administered fund.


2. INTERIM RESULTS

Set out below is the unaudited interim statement of Lilliput for the six months ended 30th June, 1994.

                              CHAIRMAN'S STATEMENT

   TRADING RESULTS

   Turnover in the six months ended 30th June, 1994 increased to (Pounds)7.5 million (1993: (Pounds)7.1 million) and pre-tax profits were (Pounds)1.13 million (1992: (Pounds)1.08 million). Earnings per share remain unchanged at 3.2p.

   The Board has declared an interim dividend of 1.65p (net) per share, an increase of 14 per cent. over the notional interim dividend of 1.45p (net) per share for the same period last year. This dividend will be paid to shareholders on the register on 29th September, 1994.

   Sales in the US have continued to be affected by the difficult trading conditions in the US collectibles market that I referred to in my Chairman's statement accompanying the preliminary announcement of the Group's 1993 results. US sales for the period were 16 per cent. below 1993 levels and this has reduced profits by approximately (Pounds)150,000. The Board has thoroughly reviewed the product offering and special requirements of the American market over the last six months. New product concepts are expected to be launched in early 1995 that should widen the appeal of the Lilliput Lane brand and open up new channels of distribution.

   Sales elsewhere have continued to improve at a steady rate with sales in the UK 7 per cent. ahead of the same period last year and sales in other export markets 25 per cent. ahead.

   At the end of 1993 the Board took steps to increase production levels in order to meet the peak demand experienced at Christmas. These increased levels of production have been maintained as part of a specific strategy to ensure an adequate supply of product for Lilliput's retailers and to provide them with higher levels of service. This has resulted in an increase in the level of stocks held by Lilliput and a consequent one-off reduction in the level of stocks held by retailers. However this does provide us with the ability to respond quickly to the expected increased demand in the second half of this year.

   Membership of the Collectors' Club has continued to grow and worldwide membership now stands at 72,400 compared to 68,539 at 31st December, 1993.

   CURRENT TRADING AND PROSPECTS

   Although there are signs that the UK economy is strengthening we are finding, in common with many businesses, that the strength of the recovery is fragile. The second half is the seasonally more important half of Lilliput's year both in terms of sales and profits and the Board remains optimistic about the outcome for the full year.

   GROUP PROFIT AND LOSS ACCOUNT

                                                                                Half year ended  Half year ended       Year ended
                                                                                30th June, 1994  30th June, 1993  31st Dec., 1993
                                                                                ---------------  ---------------  ---------------
                                                                                   (Pounds)'000     (Pounds)'000     (Pounds)'000
   Turnover................................................................               7,500            7,106           16,506
   Cost of sales...........................................................              (3,782)          (3,543)          (8,117)
                                                                                         ------           ------           ------
   Gross profit............................................................               3,718            3,563            8,389
   Distribution costs......................................................              (1,477)          (1,320)          (2,940)
   Administrative expenses.................................................              (1,183)          (1,161)          (2,398)
                                                                                         ------           ------           ------
                                                                                         (2,660)          (2,481)          (5,338)
                                                                                         ------           ------           ------
   Operating profit........................................................               1,058            1,082            3,051
                                                                                         ------           ------           ------
   Interest receivable.....................................................                  97               38               95
   Interest payable........................................................                 (29)             (38)             (71)
                                                                                         ------           ------           ------
                                                                                             68               --               24
                                                                                         ------           ------           ------
   Profit on ordinary activities before taxation...........................               1,126            1,082            3,075
   Tax on profit on ordinary activities....................................                (377)            (404)          (1,094)
                                                                                         ------           ------           ------
   Profit on ordinary activities after taxation............................                 749              678            1,981
   Preference dividends....................................................                  --              (87)            (156)
                                                                                         ------           ------           ------
   Profit attributable to equity shareholders..............................                 749              591            1,825
   Ordinary dividends......................................................                (384)            (108)            (413)
                                                                                         ------           ------           ------
   RETAINED PROFIT FOR THE PERIOD..........................................                 365              483            1,412
                                                                                         ======           ======           ======
   Earnings per ordinary share (note 3)....................................                 3.2p             3.2p             9.5p

  GROUP STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                                Half year ended  Half year ended       Year ended
                                                                                30th June, 1994  30th June, 1993  31st Dec., 1993
                                                                                ---------------  ---------------  ---------------
                                                                                   (Pounds)'000     (Pounds)'000     (Pounds)'000
   Profit on ordinary activities after taxation .............................               749              678            1,981
   Exchange differences on retranslation of net assets of subsidiary
    undertaking..............................................................               (25)              --               13
                                                                                          -----            -----           ------
   Total recognised gains and losses relating to the period .................               724              678            1,994
                                                                                          =====            =====           ======
   Reconciliation of shareholders' funds
   Total recognised gains and losses ........................................               724              678            1,994
   Dividends ................................................................              (384)            (195)            (569)
   Other movements
    New shares issued .......................................................                --               --            3,082
    Share issue costs .......................................................                --               --             (603)
    Shares redeemed .........................................................                --              (50)          (1,519)
                                                                                          -----            -----           ------
                                                                                            340              433            2,385
   Shareholders' funds at beginning of period................................             4,724            2,339            2,339
                                                                                          -----            -----           ------
   SHAREHOLDERS' FUNDS AT END OF PERIOD......................................             5,064            2,772            4,724
                                                                                          =====            =====           ======

  GROUP BALANCE SHEET

                                                                                30TH JUNE, 1994  30TH JUNE, 1993  31ST DEC., 1993
                                                                                ---------------  ---------------  ---------------
                                                                                   (Pounds)'000     (Pounds)'000     (Pounds)'000
   Fixed assets
    Tangible assets.........................................................              1,885            1,881            1,801
   Current assets
    Stocks..................................................................              1,208              748              858
    Debtors.................................................................              2,494            2,356            2,145
    Cash at bank and in hand................................................              3,724              993            4,021
                                                                                   ------------     ------------     ------------
                                                                                          7,426            4,097            7,024
   Creditors: amounts falling due within one year...........................              3,600            2,531            3,439
                                                                                   ------------     ------------     ------------
   Net current assets.......................................................              3,826            1,566            3,585
                                                                                   ------------     ------------     ------------
   Total assets less current liabilities....................................              5,711            3,447            5,386
   Creditors: amounts falling due after more than one year..................              (626)            (673)            (641)
   Provision for liabilities and charges....................................               (21)              (2)             (21)
                                                                                   ------------     ------------     ------------
                                                                                          5,064            2,772            4,724
                                                                                   ============     ============     ============
   Capital and reserves
    Called up share capital.................................................              1,163            1,695            1,163
    Share premium account...................................................              2,286              140            2,286
    Capital redemption reserve..............................................                 --                5               --
    Profit and loss account.................................................              1,615              932            1,275
                                                                                   ------------     ------------     ------------
                                                                                          5,064            2,772            4,724
                                                                                   ============     ============     ============

  GROUP STATEMENT OF CASH FLOWS

                                                                                HALF YEAR ENDED  HALF YEAR ENDED    YEAR ENDED
                                                                                30TH JUNE, 1994  30TH JUNE, 1993  31ST DEC., 1993
                                                                                ---------------  ---------------  ---------------
      ......................................................................
                                                                                   (Pounds)'000     (Pounds)'000     (Pounds)'000
   Net cash inflow from operating activities (note 2).......................                149              408            3,383
   Returns on investment and servicing of finance
   Interest received........................................................                 97               38               95
   Interest paid............................................................                (29)             (38)             (71)
   Dividends paid...........................................................               (140)            (289)            (631)
                                                                                   ------------     ------------     ------------
   Net cash outflow from returns on investments and servicing of
    finance.................................................................                (72)            (289)            (607)
                                                                                   ------------     ------------     ------------
   Taxation
   Corporation tax paid.....................................................               (114)            (153)            (612)
   Investing activities
   Payments to acquire tangible fixed assets................................               (257)            (161)            (319)
   Receipts from sales of tangible fixed assets.............................                 25                6               23
                                                                                   ------------     ------------     ------------
   Net cash outflow from investing activities...............................               (232)            (155)            (296)
                                                                                   ------------     ------------     ------------
   Net cash (outflow)/inflow before financing...............................               (269)            (189)           1,868
                                                                                   ============     ============     ============
   Financing
   Issue of ordinary share capital..........................................                 --               --           (3,082)
   Redemption of share capital..............................................                 --               50            1,519
   Share issue costs........................................................                 --               --              603
   Repayment of long term loans.............................................                 15              (10)               1
   Repayments of capital element of finance lease rentals...................                 30               22               51
                                                                                   ------------     ------------     ------------
   Net cash outflow/(inflow) from financing.................................                 45               62             (908)
   (Decrease)/increase in cash and cash equivalents.........................               (314)            (251)           2,776
                                                                                   ------------     ------------     ------------
                                                                                           (269)            (189)           1,868
                                                                                   ============     ============     ============

  NOTES TO THE INTERIM ACCOUNTS AS AT 30TH JUNE, 1994

  1. BASIS OF PREPARATION

  The interim accounts have been prepared on the basis of the accounting policies set out in the Group's 1993 Annual Report. Fixed annual charges are apportioned to the interim period on the basis of time elapsed. Other expenses are accrued in accordance with the same principles used in the preparation of the annual accounts. The taxation charge is calculated by applying the directors' best estimate of the annual effective tax rate to the profit for the period.

  2. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                        HALF YEAR ENDED  HALF YEAR ENDED       YEAR ENDED
                                                                        30TH JUNE, 1994  30TH JUNE, 1993  31ST DEC., 1993
                                                                        ---------------  ---------------  ---------------
                                                                           (Pounds)'000     (Pounds)'000     (Pounds)'000
   Operating profit.................................................              1,058            1,082            3,051
   Depreciation charges.............................................                148              138              368
   Profit on sale of tangible fixed assets..........................                 --               (2)             (11)
                                                                           ------------     ------------     ------------
                                                                                  1,206            1,218            3,408
   (Increase)/decrease in stocks....................................               (370)            (332)            (441)
   (Increase)/decrease in debtors...................................               (424)            (336)            (108)
   (Decrease)/increase in creditors.................................               (263)            (142)             524
                                                                           ------------     ------------     ------------
                                                                                    149              408            3,383
                                                                           ============     ============     ============

  3. EARNINGS PER ORDINARY SHARE

  Earnings per ordinary share are based on the profit attributable to equity shareholders for the period and on 23,269,420 (1993:
  18,716,189) ordinary shares, being the weighted average number of ordinary shares in issue, as adjusted, during the period.

  4. PAYMENT OF DIVIDEND

  The interim dividend of 1.65p per share will be paid on 14th October, 1994 to holders of ordinary shares on the register at the close of business on 29th September, 1994.

  5. CIRCULATION

  This statement will be available from Lilliput's registered office at Skirsgill, Penrith, Cumbria, CA11 0DP.

  6. REPORT OF THE AUDITORS

  To the members of Lilliput Group plc

  We have reviewed the interim financial information for the six months ended 30th June, 1994 set out on pages 45 to 48 which is the responsibility of, and has been approved by, the Directors. Our responsibility is to report on the results of our review.

  Our review was carried out having regard to the Bulletin "Review of Interim Financial Information", issued by the Auditing Practices Board. This review consisted principally of obtaining an understanding of the process for the preparation of the interim financial information, applying analytical procedures to the underlying financial data, assessing whether accounting policies have been consistently applied, and making enquiries of Group management responsible for financial and accounting matters. The review excluded audit procedures such as tests of controls and vertification of assets and liabilities, and was therefore substantially less in scope than an audit performed in accordance with Auditing Standards. Accordingly, we do not express an audit opinion on the interim financial information.

  On the basis of our review:

  In our opinion the interim financial information has been prepared using accounting policies consistent with those adopted by Lilliput Group plc in its financial statements for the year ended 31st
  December, 1993; and

  We are not aware of any material modifications that should be made to the interim financial information as presented.

  Ernst & Young
  Chartered Accountants
  Registered Auditor
  Manchester
  1st September, 1994

3. MATERIAL CHANGES

Save as disclosed in this Appendix IV and the letter from the Chairman & Chief Executive of Lilliput set out on pages 5 to 7 of this document, there have been no material changes in the financial or trading position of Lilliput since 31st December, 1993, the date to which the latest published audited accounts were made up.

4. STATUTORY INFORMATION

The above financial information relating to the Lilliput Group does not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985. Statutory accounts for the three financial periods ended 31st December, 1993, all of which carry unqualified audit reports, have been delivered to the Registrar of Companies.

                                  APPENDIX V

                            ADDITIONAL INFORMATION

1. RESPONSIBILITY

The Directors of Lilliput, whose names appear in paragraph 2 below, accept responsibility for the information contained in this document relating to Lilliput and its subsidiaries, themselves and their immediate families. The Directors of Stanhome Inc., whose names appear in paragraph 1 of Appendix II, and the Directors of Stanhome, whose names appear in paragraph 2 of Appendix III, accept responsibility for all the other information contained in this document. To the best of the knowledge and belief of the Directors of Stanhome Inc. and the Directors of Lilliput (who have taken all reasonable care to ensure that such is the case) the information contained herein for which they are respectively responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. DIRECTORS

The Directors of Lilliput are as follows:

   J A Russell FCA............................................... Chairman & Chief Executive
   R E Freestone FCA, ATII.......................................           Finance Director
   D J Tate MBE..................................................         Technical Director
   A R Dunning...................................................             Sales Director
   J M Hill MBA..................................................         Marketing Director
   P G Thomas....................................................        Production Director
   A J J Simonds-Gooding.........................................     Non-executive Director
   P J Folkman MBA...............................................     Non-executive Director

3. DISCLOSURE OF INTERESTS AND DEALINGS

In this document "disclosure period" means the period commencing on 1st September, 1993 being the date 12 months prior to the commencement of the Offer Period and ending on 8th September, 1994, being the latest practicable date prior to the posting of this document.

(A) SHAREHOLDINGS AND DEALINGS IN STANHOME OR STANHOME INC. SHARES

Neither Lilliput, nor any person acting in concert with Lilliput, nor any of the Directors of Lilliput, nor any member of their immediate families owns or controls or is interested in (beneficially or otherwise), nor has any arrangement in relation to any Stanhome or Stanhome Inc. shares or in any securities convertible into, rights to subscribe for or options (including traded options) for such shares nor has any such person dealt for value therein during the disclosure period.

(B) SHAREHOLDINGS AND DEALINGS IN LILLIPUT SHARES

(i) As at the close of business on 8th September, 1994 (the latest practicable date prior to the posting of this document), Stanhome held 3,145,331 Lilliput Shares.

(ii)During the disclosure period dealings for value by Stanhome and persons deemed to be acting in concert with Stanhome in Lilliput Shares were as follows:

                                                                                     Number of
                                                                                      Lilliput Price Per
   Date                 Party                                            Transaction    Shares  Share(p)
   ----                 ------------------------                         ----------- --------- ---------
   1st September, 1994  Goldman Sachs Equity Securities (U.K.).......    Purchase    3,145,331       158
   1st September, 1994  Goldman Sachs Equity Securities (U.K.).......    Sale        3,145,331       158
   1st September, 1994  Stanhome.....................................    Purchase    3,145,331       158

(iii)Irrevocable undertakings to accept the Offer have been received as follows, representing in each case the entire holding of Lilliput Shares of the relevant person:

                                                       NUMBER OF LILLIPUT SHARES
   Name                                                    IRREVOCABLY COMMITTED
   ----                                                -------------------------
   David John Tate....................................                 2,646,659
   Robert Edward Freestone............................                    15,000
   Paul Goring Thomas.................................                    90,000
   Andrew Reginald Dunning............................                    15,000
   Anthony JJ Simonds-Gooding.........................                     9,135
   The North of England Venture Fund Limited..........                 2,963,705
   John Alan Russell..................................                   300,000
   Lazard Funds (Nominees) Limited....................                   755,059
   Coutts Corporate Trustee Nominees Limited..........                 1,056,966
   Midland Bank Trust Company Limited.................                   580,446
   Sandra Tate........................................                 1,185,245
   Karen Elaine Freestone.............................                   165,000
   Lucinda Petrie Dunning.............................                   165,000
   Karen Elizabeth Thomas.............................                    90,000
   Heather M Russell..................................                   300,000

(iv) Irrevocable undertakings to accept the Offer in respect of options held under the Lilliput Share Option Schemes have been received as follows:

                                                         NUMBER OF LILLIPUT SHARES
                                                           HELD UNDER OPTION AND
     Name                                                  IRREVOCABLY COMMITTED
     ----                                                -------------------------
     Jane M Hill........................................                    25,000
     Robert Edward Freestone............................                    76,785
     Paul Goring Thomas.................................                    76,428
     Andrew Reginald Dunning............................                    75,714
     John Alan Russell..................................                   251,785

(v) During the disclosure period the persons referred to in paragraphs (iii) and (iv) above have dealt for value in Lilliput Shares as follows:

                                                                 Number of
                                                                  Lilliput Price per
     Date                Party                      Transaction     Shares  Share(p)
     ----                ------------------------   ------------ --------- ---------
     24th November, 1993 J A Russell.............   Subscription   407,000         5
     24th November, 1993 J A Russell.............   Subscription    10,000        50
     24th November, 1993 A R Dunning.............   Subscription   150,000         5
     24th November, 1993 A R Dunning.............   Subscription    10,000        50
     24th November, 1993 R E Freestone...........   Subscription   150,000         5
     24th November, 1993 R E Freestone...........   Subscription    10,000        50
     24th November, 1993 D J Tate................   Subscription    10,000        50
     24th November, 1993 P G Thomas..............   Subscription   150,000         5
     24th November, 1993 P G Thomas..............   Subscription    10,000        50
     24th November, 1993 D J Tate................   Purchase       512,953         2
     25th November, 1993 J A Russell.............   Sale           614,800       135
     25th November, 1993 A R Dunning.............   Sale           235,200       135
     25th November, 1993 R E Freestone...........   Sale           235,200       135
     25th November, 1993 P G Thomas..............   Sale           235,200       135
     25th November, 1993 D J Tate................   Sale           302,642       135
     25th November, 1993 D J Tate and S Tate.....   Sale         1,319,580       135
                         The North of England
     25th November, 1993 Venture Fund Limited....   Sale         2,222,223       135
                         Midland Bank Trust
     25th November, 1993 Company Limited.........   Sale           690,952       135
                         Lazard Funds (Nominees)
     25th November, 1993 Limited.................   Sale           898,815       135
                         Coutts Corporate Trustee
     25th November, 1993 Nominees Limited........   Sale         1,258,198       135
     25th November, 1993 A J J Simonds-Gooding...   Purchase         9,135       135
     28th March, 1994    J A Russell.............   Sale            14,666       130
     28th March, 1994    A R Dunning.............   Sale            17,824       130
     28th March, 1994    R E Freestone...........   Sale            17,824       130
     28th March, 1994    P G Thomas..............   Sale            17,824       130
     29th March, 1994    J A Russell.............   Purchase        14,666       130
     29th March, 1994    A R Dunning.............   Purchase        17,824       130
     29th March, 1994    R E Freestone...........   Purchase        17,824       130
     29th March, 1994    P G Thomas..............   Purchase        17,824       130

     The dealings shown above represent all dealings for value in Lilliput Shares of the Directors of Lilliput and their immediate families during the disclosure period.

(vi) The interests, all of which are beneficial unless otherwise stated, of the Directors of Lilliput and their immediate families in Lilliput Shares (as shown in the register required to be kept under Section 325 of the Companies Act 1985) at 8th September, 1994 were as follows:

     Director                       Lilliput Shares Lilliput Shares under option**
     --------                       --------------- ------------------------------
     J A Russell...................         600,000                        251,785
     A R Dunning...................         180,000                         75,714
     R E Freestone.................         180,000                         76,785
     J M Hill......................              --                         25,000
     D J Tate......................       3,831,904                             --
     P G Thomas....................         180,000                         76,428
     P J Folkman*..................       2,963,705                             --
     A J J Simonds-Gooding.........           9,135                             --

  --------
     * By virtue of being connected with The North of England Venture Fund Limited ("NEV"), P J Folkman is treated as being interested in the 2,963,705 Lilliput Shares in which NEV is interested.
     ** As provided in paragraphs (vii) and (viii) below.

(vii) The options granted under the terms of the Lilliput Group plc Executive Share Option Scheme are exercisable at a price of 135p per share normally between 24th November, 1996 and 24th November, 2003.

     Director                                                                Total
     --------                                                              -------
     J A Russell.......................................................... 250,000
     A R Dunning..........................................................  75,000
     R E Freestone........................................................  75,000
     J M Hill.............................................................  25,000
     P G Thomas...........................................................  75,000

(viii)There are currently options outstanding over 316,096 Lilliput Shares under the Lilliput Group plc Savings Related Share Option Scheme, which in normal circumstances would be exercisable at a price of 98p per share between 1st March, 1999 and 31st August, 1999. In the light of the Offer, only options over approximately 35,000 Lilliput Shares will rank for the cash cancellation proposal referred to in the letter from Goldman Sachs on page 9 of this document.

(ix) During the Offer Period Albert E. Sharp & Co have dealt for value in Lilliput Shares on behalf of discretionary clients as follows:

                                                                 Lilliput Price per
      Date                                           Transaction   Shares  Share(p)
      ----                                           ----------- -------- ---------
      1st September, 1994...........................        Sale   21,000       157
      1st September, 1994...........................        Sale   42,500       158
      1st September, 1994...........................        Sale   60,000     158.5
      2nd September, 1994...........................        Sale   80,000       158

      On 7th September, 1994, Albert E. Sharp & Co held 44,257 Lilliput Shares on behalf of discretionary clients.

(C)   GENERAL

(i) Save as disclosed in this paragraph 3, neither Stanhome nor Stanhome Inc., nor any of the Directors of Stanhome or Stanhome Inc., nor any members of their immediate families, nor any person acting in concert with Stanhome Inc., nor any person who has irrevocably undertaken to accept the Offer, owned or controlled or (in the case of Directors of Stanhome, Stanhome Inc. and their immediate families) was interested in any relevant securities on 8th September, 1994 (the last possible date prior to the posting of this document) nor has any such person dealt for value therein during the disclosure period.

(ii) Save as disclosed in this paragraph 3, none of the Directors of Lilliput nor any member of their immediate families was interested in any relevant securities on 8th September, 1994 nor has any such person dealt for value therein during the disclosure period and no bank, stockbroker, financial or other professional adviser (other than an exempt market-maker) to Lilliput (nor any person controlling, controlled by, or under the same control as such bank, stockbroker, financial or other professional adviser) nor any subsidiary of Lilliput nor any pension fund of Lilliput or of any of its subsidiaries, nor any person whose investments are managed on a discretionary basis by a fund manager (other than an exempt fund manager) which is controlled by, controls or is under the same control as Lilliput or any bank, stockbroker, financial or other professional adviser, to Lilliput, owned or controlled any relevant securities on 8th September, 1994 nor has any such person dealt for value therein during the period from 1st September, 1994 to 8th September, 1994 (being the last possible date prior to the posting of this document).

(iii) Neither Stanhome, Stanhome Inc. nor any of their associates nor any person acting in concert with Stanhome Inc. nor Lilliput nor any of its associates has any arrangement in relation to relevant securities. For these purposes "arrangement" includes any indemnity or option arrangements and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing.

(iv)  References in this paragraph 3 to:
      (a) an "associate" are to:-

          (1) subsidiaries and associated companies of Stanhome or Stanhome Inc. or Lilliput and companies of which any such subsidiaries or associated companies are associated companies;

          (2) banks, financial and other professional advisers (including stockbrokers) to Stanhome or Stanhome Inc. or Lilliput or a company covered in (1) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

          (3) the Directors of Stanhome or Stanhome Inc. or Lilliput and the directors of any company covered in (1) above (together in each case with their close relatives and related trusts);

          (4) the pension funds of Stanhome or Stanhome Inc. or Lilliput or a company covered in (1) above; and

          (5) (in relation to Stanhome or Stanhome Inc.) an investment company, unit trust or other person whose investments an associate (as otherwise defined in this paragraph (a)) manages on a discretionary basis, in respect of the relevant investment accounts;

      (b) a "bank" does not apply to a bank whose sole relationship with Stanhome or Stanhome Inc. or Lilliput or a company covered in paragraph (a)(1) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work; and

      (c) "relevant securities" means Lilliput Shares and securities convertible into, rights to subscribe for and options (including traded options) in respect thereof.

(v) For the purposes of this paragraph 3, ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control.

4.    MARKET QUOTATIONS

The following table shows the middle market quotations for Lilliput Shares, as derived from the Stock Exchange Daily Official List, on the first dealing day of each month from April 1994 to September 1994 inclusive, on 31st August, 1994 (being the last business day before the commencement of the Offer Period) and on 8th September, 1994, (being the last possible date before the posting of this document):

Date                                                  Middle Market Quotation(p)
- ----                                                  --------------------------
5th April............................................                        131
3rd May..............................................                        120
1st June.............................................                        106
1st July.............................................                         90
1st August...........................................                         91
31st August..........................................                         92
1st September........................................                        160
8th September........................................                        160

5. SERVICE AGREEMENTS
(a) The following are particulars of the current service agreements, all dated 11th November 1993, between the Directors of Lilliput and Lilliput or any of its subsidiaries which do not expire, or cannot be terminated by the employing company, within twelve months:

                                                                 Annual Employing
    Name                                  Notice Period          Salary   Company
    ----                                  ------------- --------------- ---------
    J A Russell..........................    2 years    (Pounds)100,000  Lilliput
    A R Dunning..........................    1 year      (Pounds)50,000  Lilliput
    R E Freestone........................    1 year      (Pounds)50,000  Lilliput
    J M Hill.............................    1 year      (Pounds)45,000  Lilliput
    D J Tate.............................    2 years     (Pounds)60,000  Lilliput
    P G Thomas...........................    1 year      (Pounds)50,000  Lilliput

    There is a bonus arrangement in place for the executive Directors of Lilliput in respect of the current financial year (the "Relevant Year"). The bonus, payable to each such Director, will be a percentage of his/her annual salary (as set out above) related to the percentage increase in earnings per Lilliput Share for the Relevant Year in excess of the aggregate of (a) the percentage increase in the retail prices index for the Relevant Year and (b) 3 per cent. Whether or not a bonus is payable calculated as aforesaid, the Remuneration Committee of the Lilliput Board of Directors may in its sole discretion approve the payment of a limited bonus in accordance with the bonus arrangement to the executive Directors or any of them. The total bonus paid for the Relevant Year for each relevant Director shall not exceed 50 per cent of his/her annual salary. Any bonus arrangements for subsequent years are to be determined by the Remuneration Committee.

(b) Save as disclosed herein:

    (i) there are no service agreements in force between any Director or proposed Director of Lilliput and Lilliput or any of its subsidiaries which do not expire or cannot be terminated by Lilliput or its relevant subsidiary within the next 12 months without payment of compensation (other than statutory compensation);

   (ii) none of the service agreements described above were entered into during the 6 months preceding the date of this document nor have any amendments been made to any of such service agreements during that period.

6. MATERIAL CONTRACTS


    The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by members of the Lilliput Group since 1st September, 1992 and are or may be material:

    (i) an agreement dated 11th November, 1993 between Lilliput, the executive Directors of Lilliput, W D Dodd, The North of England Venture Fund Limited, Coutts & Co and Lazard Venture Funds (Managers) Limited, whereby a subscription agreement dated 22nd August, 1990 (pursuant to which an equity investment of (Pounds)1.2 million was made in Lilliput) was terminated; and

   (ii) an agreement dated 12th November, 1993 between Lilliput, the shareholders of Lilliput, the Directors of Lilliput and NatWest Markets whereby, in connection with the admission of Lilliput Shares to the Official List of the Stock Exchange, NatWest Markets, as agent for National Westminster Bank Plc, underwrote the sale of 9,814,823 existing Lilliput Shares and the issue of 2,222,214 new Lilliput Shares, in each case at 135p per share, by way of a placing and an intermediaries offer. Lilliput paid commissions in respect of the new Lilliput Shares so issued and advisory fees to NatWest Markets and the brokers.

7. FINANCING

The Offer is to be financed by means of facilities made available to Stanhome by Mellon Bank, N.A., Banca Popolare di Milano, Chemical Connecticut Corporation and The First National Bank of Boston. By a facility advisement letter agreement dated 30th August 1994 Mellon Bank, N.A. agreed to make available to Stanhome an aggregate facility amount of $25,000,000 on the terms and conditions therein described. Stanhome Inc. has entered into a guarantee agreement dated 6th September, 1994 in favour of Mellon Bank, N.A. in respect of this facility. The other three banks have confirmed to Goldman Sachs by means of letters dated 30th August, 1994, that facilities have been made available to Stanhome. Those facilities are as follows:

Banca Popolare di Milano............................................ $15,000,000
Chemical Connecticut Corporation.................................... $15,000,000
The First National Bank of Boston................................... $25,000,000

Neither repayment of, nor security for, any liability (contingent or otherwise) of Stanhome will depend to any significant extent on the business of Lilliput, although the payment of interest by Stanhome in respect of the above facilities will depend upon the receipt by Stanhome of income from Lilliput or upon finance being received by Stanhome from elsewhere in the Stanhome Group.

Goldman Sachs is satisfied that Stanhome has the necessary financial resources for it to implement the Offer in full. Full acceptance of the Offer would involve the payment of approximately (Pounds)38.2 million in cash by Stanhome (assuming exercise of all outstanding options under the Lilliput Share Option Schemes).

8. OTHER INFORMATION

(a) The expenses of, and incidental to, the preparation and circulation of the Offer will be paid by Stanhome.

(b) No proposal exists in connection with the Offer whereby any payment or other benefit shall be made or given to any Director of Lilliput as compensation for loss of office or as consideration for or in connection with his loss of office.

(c) (i) Save as disclosed herein, no agreement, arrangement or understanding exists between Stanhome or any party acting in concert with Stanhome and any of the directors or recent directors, shareholders or recent shareholders of Lilliput having any connection with or dependence on the Offer.

    (ii) Stanhome Inc. has entered into an arrangement with John Russell, Chairman & Chief Executive of Lilliput, dated 30th August, 1994 whereby, assuming the Offer becomes or is declared wholly unconditional, Mr Russell will become President and Chief Executive Officer of the European Giftware Group and Managing Director of Stanhome, for a period of up to 5 years, at a salary of (Pounds)120,000, subject to annual review. Mr Russell would continue on his current bonus scheme during 1994 and would move, in 1995, to the worldwide Stanhome Inc. Management Incentive Plan.

(d) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Lilliput Shares acquired by Stanhome in pursuance of the Offer will be transferred to any other person, save that Stanhome reserves the right to transfer any such shares to any member of the Stanhome Group.

(e) NatWest Markets has given and has not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name in the form and context in which it appears.

(f) The contents of this document, for which the Directors of Stanhome Inc., the Directors of Stanhome and the Directors of Lilliput are responsible on the basis stated in paragraph 1 of this Appendix, have been approved by Goldman Sachs for the purposes of section 57 of the Financial Services Act 1986, a member of The Securities and Futures Authority.

9. SOURCES

Unless otherwise stated, financial information concerning Stanhome Inc. and Lilliput has been derived from the annual report and amounts for the relevant company for the relevant periods. The financial information concerning Stanhome has been derived from its statutory books and bank records.

10. DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays and public holidays excepted) at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA throughout the period during which the Offer remains open for acceptance:

(a) the Memorandum and Articles of Association of Stanhome and the Restated Articles of Organisation (as amended) and By-Laws of Stanhome Inc.;

(b) the Memorandum and Articles of Association of Lilliput;

(c) the audited consolidated accounts of Stanhome Inc. for the two years ended 31st December, 1993 and the interim results for the six months ended 30th June, 1994;

(d) the audited consolidated accounts of Lilliput for the two years ended 31st December, 1993 and the interim results for the six months ended 30th June, 1994;

(e) the service agreements of the Directors of Stanhome Inc. of more than one year's duration and the Directors' service agreements referred to in paragraph 5 above;

(f) the material contracts referred to in paragraph 6 above;

(g) the financing documents referred to in paragraph 7 above;

(h) a letter recording the arrangements between Stanhome Inc. and John Russell referred to in paragraph 8(c) above;

(i) the letter of consent referred to in paragraph 8(e) above;

(j) the irrevocable undertakings to accept the Offer referred to in paragraph 3 above; and

(k) this document and the Form of Acceptance.

                  Printed by RR Donnelley Financial, 16077